Form 10-K, Exhibit 13
period 1996-12-31
COX COMMUNICATIONS INC /DE/
filed 1997-03-28
CIK 25305

                                                                 EXHIBIT 13

===============================================================================
                     Selected Consolidated Financial Data
===============================================================================
                           COX COMMUNICATIONS, INC.

The following selected historical financial information for each of the five years in the period ended December 31, 1996 has been derived from and should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

        The following selected pro forma data give effect to the Merger (as defined herein) and related transactions as if they occurred on January 1, 1994. The pro forma data do not purport to represent what Cox's results of operations or financial condition would actually have been had the Merger occurred on such date and are not necessarily indicative of future operating results or financial condition.

------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                                                                                              Pro Forma

(Millions of Dollars, except per share data)         1996            1995       1994       1993       1992        1995       1994
Income Statement Data:
  Revenues                                         $1,460.3       $1,286.2   $  736.3   $  708.0   $   652.1   $1,328.1   $1,235.2
  Operating income                                    221.7          226.0      139.8      179.7       179.2      231.3      219.8
  Interest expense                                    146.1          132.3       46.1       12.9        13.4      140.1      148.9
  Equity in net losses of affiliated companies        170.4           79.7       43.9       28.2         0.5       79.7       54.2
  Gain on issuance of stock by affiliated companies    50.1              -          -          -           -          -          -
  Gain on sale of affiliated companies                  4.6          188.8          -          -           -      188.8          -
  Income (loss) before cumulative
   effect of accounting changes                       (51.6)         103.8       26.6       77.1        93.0      101.2      (12.8)
  Net income (loss)                                   (51.6)         103.8       26.6       97.8        93.0      101.2      (12.8)
  Net income (loss) per share                      $  (0.19)             -          -          -           -   $   0.39   $  (0.05)

Other Operating and Financial Data/(a)/:
  Operating cash flow                              $  556.9       $  493.3   $  268.5   $  295.7   $   275.1   $  510.4   $  473.6
  Operating cash flow margin                           38.1%          38.4%      36.5%      41.8%       42.2%      38.4%      38.3%
  Debt to operating cash flow ratio                     5.2x/(b)/      5.2x       2.9x       2.0x        1.6x       5.0x       4.5x

Balance Sheet Data:
December 31,
(Millions of Dollars)
  Total assets                                      $5,784.6       $5,555.3   $1,874.7   $1,527.4    $1,300.2   $5,555.3   $4,460.7
  Total debt (including amounts due to CEI)          2,881.0        2,575.3      787.8      595.6       428.7    2,575.3    2,150.9
 ...................................................................................................................................

Customer Data:
December 31,
  Homes passed                                     5,016,749      5,005,858  2,878,857  2,838,197   2,745,491  5,005,858  4,956,055
  Basic customers                                  3,259,384      3,248,759  1,851,726  1,784,337   1,722,007  3,248,759  3,126,634
  Premium service units                            2,000,673      1,827,068  1,203,606  1,205,587   1,249,673  1,827,068  1,984,561
  Basic penetration                                     65.0%          64.9%      64.3%      62.9%       62.7%      64.9%      63.1%

  PrimeStar customers                                130,606         56,822     17,894          -           -     56,822     17,894
-----------------------------------------------------------------------------------------------------------------------------------

(a) Operating cash flow (operating income before depreciation and amortization) is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. Operating cash flow should not be considered by the reader as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operating activities as a measure of liquidity.

(b) Using the fourth quarter annualized operating cash flow, the ratio was 4.9.

===============================================================================
                     Management's Discussion And Analysis
===============================================================================

                           COX COMMUNICATIONS, INC.


Recent Acquisitions, Dispositions and Investments

U.S. Broadband Networks

On February 1, 1995, Cox Communications, Inc. ("Cox"), Cox Enterprises, Inc. ("CEI"), The Times Mirror Company ("Times Mirror") and New TMC Inc. ("New Times Mirror") consummated a merger (the "Merger"), pursuant to which Times Mirror (which, at the time of the Merger, was engaged only in the cable television business) merged with and into Cox. In connection with the Merger, Cox Class A Common Stock became publicly traded on the New York Stock Exchange. Following the Merger, New Times Mirror changed its name to "The Times Mirror Company." As a result of the Merger, the former Times Mirror stockholders received a total of approximately 54,904,252 shares of Cox Class A Common Stock. Subsidiaries of CEI received 181,296,833 shares of Cox Class A Common Stock and 13,798,896 shares of Cox Class C Common Stock.

        In September 1995, Cox sold its cable television system serving approximately 13,000 customers in Bullhead City, Arizona for $20 million. No gain or loss resulted from this transaction.

        In January 1996, Cox acquired a cable television system serving approximately 51,000 customers in Newport News, Virginia, for approximately $122.3 million. Cox operates this system as part of its cluster of systems in the Hampton Roads, Virginia area.

        In January 1996, Cox sold its cable television system in Texarkana, Texas. The system, which was acquired as part of the Merger, served approximately 23,400 customers. No gain or loss resulted from this transaction.

        In April 1996, Cox exchanged its Williamsport, Pennsylvania cable television system for $13 million and a cable television system in East Providence, Rhode Island. The Williamsport system, which was acquired as part of the Merger, served approximately 24,500 customers in Williamsport. The East Providence system serves approximately 15,500 customers. No gain or loss resulted from this transaction.

        In April 1996, Cox sold certain cable television systems in the Ashland, Kentucky and Defiance, Ohio area for $136 million. These systems, which were acquired as a result of the Merger, together served approximately 78,600 customers. No gain or loss resulted from this transaction.

        In October 1996, Cox and Time Warner Entertainment/Advance-Newhouse ("Time Warner") entered into an agreement whereby Cox agreed to exchange its Myrtle Beach, South Carolina cable television system serving approximately 42,230 customers for Time Warner's Hampton and Williamsburg, Virginia cable television systems serving approximately 45,300 customers. The transaction also includes a Texas cable television system serving approximately 7,000 customers to be purchased by Cox and then immediately traded to Time Warner. Cox anticipates this transaction will be consummated during the first quarter of 1997. In addition, Cox anticipates that it will recognize a book gain on this transaction.

        In January 1997, Cox and Tele-Communications, Inc. ("TCI") exchanged certain cable television systems owned by Cox serving approximately 319,000 customers for certain cable television systems owned by TCI serving approximately 296,000 customers. As a result of the transaction, Cox received TCI's systems in Bellevue/ LaVista, Nebraska and Council Bluffs, Iowa; Chesapeake, Virginia; Scottsdale, Arizona; North Attleboro/Taunton, Massachusetts; Lincoln, Rhode Island; and St. Bernard, Louisiana. In exchange, TCI received Cox's systems in the greater Pittsburgh area; Spokane, Washington; Springfield, Illinois; Cedar Rapids, Iowa and the Quad Cities area of Illinois and Iowa; and Saginaw, Michigan. No gain or loss resulted from this transaction.

        In January 1997, Cox and Continental Cablevision ("Continental"), which manages the domestic cable properties of U S WEST Media Group, exchanged certain cable television systems, each serving approximately 48,000 customers. Cox received Continental's systems in James City and York County, Virginia and Pawtucket, Rhode Island and Continental received Cox's systems in western Massachusetts and Weymouth, Massachusetts. No gain or loss resulted from this transaction.

===============================================================================
               Management's Discussion And Analysis (continued)
===============================================================================
                           COX COMMUNICATIONS, INC.


Telephony Investments

In October 1994, subsidiaries of Cox, TCI, Comcast Corporation ("Comcast") and Sprint Corporation ("Sprint") formed a partnership known as"WirelessCo" to engage in the business of providing wireless communications services, primarily personal communication services ("PCS"). WirelessCo, of which Cox owns a 15% interest, was the successful bidder for 29 broadband PCS licenses in the auction conducted by the Federal Communications Commission ("FCC") from December 1994 through March 1995. The total purchase price for the 29 licenses was approximately $2.1 billion.

        In March 1995, Cox, TCI, Comcast and Sprint formed Sprint Spectrum Holding Company L.P. ("Sprint PCS") to which the partners contributed all of their respective interests in WirelessCo. The partnership agreement of Sprint PCS contemplates that the partners in the aggregate may be required to make cash capital contributions (including cash contributions previously made to WirelessCo) of up to $4.2 billion. Cox recorded $56.5 million, $7.9 million and $0.5 million in equity of net losses of affiliated companies for the years ended December 31, 1996, 1995 and 1994, respectively, for its ownership interest in Sprint PCS and its predecessor, WirelessCo.

        Cox also owns a 17.6% interest in "PhillieCo," a partnership formed by subsidiaries of Cox, TCI and Sprint. PhillieCo was the successful bidder for a broadband PCS license for the Philadelphia Major Trading Area ("MTA"). The purchase price of the license was approximately $85 million.

        Cox was the successful bidder for a broadband PCS license for the Omaha MTA. The purchase price for the license was approximately $5.1 million. In February 1997, with FCC approval Cox contributed the Omaha PCS license to Sprint PCS.

        Cox was awarded a broadband PCS license for the Los Angeles-San Diego MTA under the FCC's pioneer preference program. The amount payable by Cox for its license is $251.9 million and was included in outstanding debt at December 31, 1996.

        In December 1996, pursuant to previous agreements, Cox, CEI, TCI, Comcast and Sprint formed Cox Communications PCS, L.P. ("PioneerCo") to operate the PCS system in the Los Angeles-San Diego MTA. PioneerCo is owned 49% by Sprint PCS as limited partner and 51% by Cox Pioneer Partnership ("CPP") as general partner. CPP is a jointly controlled partnership owned approximately 78% by Cox and approximately 22% by CEI. Cox, as managing general partner of CPP, has day-to-day management authority over PioneerCo. Upon FCC approval, which is expected in the first quarter 1997, the PCS license for the Los Angeles-San Diego MTA and the related obligation to the FCC will be transferred from Cox to PioneerCo. Upon the earlier of December 31, 1997 or completion of the FCC's buildout requirement, CPP has the right to put its interest to Sprint PCS at fair market value over a five-year period. In addition, CPP has the right to put its entire interest from the fifth through the eighth anniversaries of the earlier of December 31, 1997 or completion of buildout, and Sprint PCS has a call on CPP's interest from the fourth to the eighth anniversaries of completion of the buildout requirement. Cox funded the development of the PCS business in the Los Angeles-San Diego MTA prior to the formation of PioneerCo and received a full reimbursement of $162.3 million on December 31, 1996. Cox recorded $60.7 million and $6 million of equity in net losses in affiliated companies for the years ended December 31, 1996 and 1995, respectively, related to the operations of the PCS system prior to the formation of PioneerCo.

        Prior to June 1996, Cox held a 30.06% interest in each of Teleport Communications Group, Inc. ("TCGI") and Teleport Communications Group Partners ("TCGP"), which both own and operate fiber optic networks serving several U.S. markets and provide point-to-point digital communications links to telecommunications-intensive businesses and long-distance carriers. In June 1996, TCGI entered into a reorganization under which, among other things, its four stockholders, Cox, Comcast, Continental and TCI (collectively, the "Cable Stockholders") contributed to TCGI all of their partnership interests in

 20
----
 21

TCGP, any additional interests in local joint ventures and debt and accrued interest owed by TCGI to the Cable Stockholders (the "Reorganization"). Following the Reorganization, TCGI conducted an initial public offering in which it sold 27,025,000 shares (the "TCGI IPO"). Upon completion of the Reorganization and TCGI IPO, Cox owns 39,087,594 shares of TCGI's Class B Common Stock representing 29.8% of TCGI's Class B Common Stock, 24.6% of total shares outstanding and a 29.1% voting interest. Each share of Class B Common Stock is convertible into one share of Class A Common Stock. As a result of the TCGI IPO, Cox recorded a pre-tax gain of $50.1 million to recognize Cox's proportionate increase in its share of the underlying net assets of TCGI. Cox recorded $28.5 million, $19.3 million and $9.5 million of equity in net losses in affiliated companies for the years ended December 31, 1996, 1995 and 1994, respectively, for its ownership interests in TCGI, TCGP and related joint ventures.

International Broadband Networks

At December 31, 1996, Cox had a 14.7% ownership interest in TeleWest Communications plc ("TeleWest"), a company that is currently operating and constructing cable television and telephony systems in the United Kingdom ("U.K."). Cox acquired this interest in October 1995, through the merger of SBC CableComms (UK) ("CableComms"), which was 50% owned by Cox, with TeleWest (the "TeleWest Merger"). As a result of the TeleWest Merger, Cox recognized a pre-tax net gain of $174.8 million.

Cable Television Programming and Other Investments

In August 1996, Cox acquired a 14.2% interest in At Home Corporation ("@Home"). @Home is a national Internet "backbone" service that allows customers to access the Internet through cable modems at speeds up to hundreds of times faster than currently available over traditional telephone modems.

        In March 1996, Syntellect, Inc. ("Syntellect") merged with the operations of Telecorp Systems, Inc. ("Telecorp"). As a result of this merger, Cox received an 8.6% interest in Syntellect in exchange for its 24.5% interest in Telecorp. Cox recognized a pre-tax gain of $4.6 million related to this transaction.

        In October 1995, Cox acquired a 41% interest in the Outdoor Life Network ("Outdoor Life") and a 39% interest in the Speedvision Network ("Speedvision"), two new U.S. programming services. Outdoor Life's programming consists primarily of outdoor recreation, adventure and wildlife themes; Speedvision's programming consists of a broad variety of material for automobile, boat and airplane enthusiasts. Cox recorded $18.7 million and $3 million of equity in net losses of affiliated companies for the years ended December 31, 1996 and 1995, respectively, for its ownership interests in both Outdoor Life and Speedvision.

Results of Operations

1996 Compared with 1995

The historical results discussed below for 1995 include the results of operations for the former Times Mirror cable television systems from the Merger date of February 1, 1995.

        Total revenues for the year ended December 31, 1996 increased 14% over 1995 to $1,460.3 million. Basic customers at December 31, 1996 were 3,259,384. Adjusting for the acquisitions and sales of cable systems during 1996, basic customers grew 2.3% in 1996.

        Complete basic revenues grew 11% to $995.1 million in 1996 due to the larger customer base and rate increases resulting from the 1996 channel additions and pass-through of inflation adjustments. Premium service revenues for 1996 were $189 million, a 2% increase over 1995. Although premium units increased 10% to 2,000,673 at December 31, 1996, the average rate per unit was lower in the current year due to a three-for-one premium channel promotion launched in spring 1996. Pay-per-view revenues grew 8% to $45.6 million in 1996 primarily due to the Tyson/Bruno and Tyson/Holyfield boxing events in 1996.

                           COX COMMUNICATIONS, INC.


Advertising revenues increased 14% to $81.5 million in 1996 reflecting continued gains in national account revenue and new customers such as Sprint.

        Revenues from satellite operations (Cox Satellite Programming and PrimeStar) for 1996 were $83.2 million compared to $41.1 million in 1995. This increase is due to strong growth as PrimeStar customers more than doubled during the current year to 130,606 at December 31, 1996 from 56,822 at December 31, 1995.

        Programming costs were $352.8 million in 1996, a 12% increase over 1995 due to Cox's larger customer base and the offering of additional channels in 1996. Plant operations expenses increased 10% in 1996 as a result of Cox's increased focus on customer retention programs and repairs of storm damage in certain systems. Marketing costs were up 14% in 1996 due to the sales programs associated with the premium channel promotion and an increase in overall Cox advertising. General and administrative expenses were $291 million in 1996, a 10% increase over 1995 due in part to direct costs associated with the development of new high-speed data and telephony services and higher property taxes resulting from the continued upgrade and rebuild of the broadband network in preparation for the delivery of these new services.

        Depreciation increased 33% in 1996 to $264.2 million reflecting accelerated depreciation expensed in the current year as a result of the upgrade and rebuild of the broadband network. Operating income for 1996 was $221.7 million, a 2% decrease compared to 1995.

        Interest expense increased $13.8 million due primarily to the increase in total debt outstanding. Equity in net losses of affiliated companies increased $90.7 million due to increased losses from Sprint PCS, PioneerCo, Outdoor Life and Speedvision. During 1996, SprintPCS and PioneerCo's losses increased as a result of developing and constructing their PCS networks in preparation for their commercial launch of PCS services in December 1996. Outdoor Life and Speedvision, which were launched as new cable programming networks during 1995 and 1996, respectively, incurred higher losses in the current year due to the development of their customer base and program content. A gain on issuance of stock by affiliated companies of $50.1 million was recognized as a result of the initial public offering of TCGI. A gain on sale of affiliated companies of $4.6 million was recognized as a result of the merger of Telecorp and Syntellect. Net loss for the year was $51.6 million as compared to net income of $103.8 million in 1995.

        Operating cash flow (operating income before depreciation and amortization) is a commonly used financial analysis tool for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. Operating cash flow for 1996 was $556.9 million, a 13% increase over operating cash flow of $493.3 million in 1995. The consolidated operating cash flow margin (operating cash flow as a percentage of revenues) was 38.1% for 1996 as compared to 38.4% for 1995. The core video business operating cash flow margin, which excludes satellite and competitive access operations and the direct costs resulting from the development of new data and residential telephony services, was 40.4% for 1996, an increase from 39.8% for 1995. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's performance or as an alternative to cash flows from operations as a measure of liquidity.

Pro Forma 1995 Compared with Pro Forma 1994

The pro forma results discussed below reflect the Merger and related transactions as if these transactions had occurred on January 1, 1994.

        Revenues for the year ended December 31, 1995 increased 8% over 1994 to $1,328.1 million. Basic customers at December 31, 1995 were 3,248,759, a 3.9% increase over basic customers at December 31, 1994. Adjusting for the sale of the Bullhead City system, basic customer growth was 4.3% for 1995.

 22
----
 23

                           COX COMMUNICATIONS, INC.


        Complete basic revenues grew 9% to $929.6 million due to rate increases and a larger customer base. These average annual rate increases of approximately $1.80 per month per subscriber reflect programming additions and the pass-through allowed by the FCC for inflation adjustments and external costs, primarily programming fee increases.

        Premium service revenues for 1995 were $190.6 million, down 6% from 1994, reflecting the January 1995 launch of The Disney Channel ("TDC") on the cable programming services ("CPS") tier. TDC was previously offered as a premium service. The introduction of TDC enhances the customer value of the CPS tier and provides a comparable offering to that provided by direct broadcast satellite competitors. Excluding the impact of this change, premium service revenues increased 4% due to unit growth in other premium services. Premium service units at December 31, 1995 were 1,827,068, an 8.0% decrease from premium service units at December 31, 1994, due to the transfer of TDC.

        Pay-per-view revenues grew 14% to $43.9 million in 1995 primarily due to an increase in the number of pay-per-view channels offered, the Tyson/McNeeley boxing event and continued interest in national and regional sporting events. Advertising revenues increased 19% to $73.6 million reflecting continued gains in national account revenue and new customers such as Sprint.

        Revenues from satellite operations (Cox Satellite Programming and PrimeStar) for 1995 were $41.1 million, an 86% increase over revenues of $22.1 million in 1994 due to strong customer growth. PrimeStar customers increased from 17,894 at December 31, 1994 to 56,822 at December 31, 1995 as a result of increased customer awareness and advertising and a May 1995 retail price restructuring.

        Operating, selling, general and administrative expenses increased 7% to $812.6 million due to costs directly associated with larger basic customer levels and higher programming costs. Additionally, in 1995, Cox recorded severance and related charges of $5.1 million relating to planned 1996 staff reductions resulting from the restructuring and integration of certain accounting and MIS functions. Operating income for 1995 was $231.3 million, an increase of 5% from 1994.

        Interest expense decreased $8.8 million due to lower interest rates during 1995. Equity in net losses of affiliated companies increased $25.5 million due to increased losses of TCGI, Sprint PCS and several start-up ventures. The gain on sale of affiliated companies primarily represents a $174.8 million pre-tax net gain recognized as a result of the TeleWest Merger. Income tax expense reflects significant nondeductible amortization resulting from the Merger. As a result of the factors discussed above, net income increased from a loss of $12.8 million to $101.2 million.

        Operating cash flow for 1995 was $510.4 million, an 8% increase over operating cash flow of $473.6 million in 1994. Operating cash flow margin was 38.4% for 1995 as compared to 38.3% for 1994. Excluding the satellite and competitive access operations, the core video operating cash flow margin was 39.8% for 1995 as compared to 39.1% for 1994.

Historical 1995 Compared with Historical 1994

Revenues for 1995 increased 75% as compared with 1994. Operating, selling, general and administrative and satellite expenses increased 68% and depreciation and amortization increased 108% as compared to 1994. Operating income for 1995 increased $86.2 million, or 62%. These increases were primarily attributable to the Merger.

        Interest expense for 1995 increased $86.2 million over 1994 due to debt assumed in connection with the Merger. Equity in net losses of affiliated companies increased $35.8 million due to the purchase of an additional 25% interest in CableComms, increased losses in TCGI, Sprint PCS and losses in several start-up ventures. The gain on sale of affiliated companies primarily represents a $174.8 million pre-tax net gain recognized as a result of the TeleWest Merger. As a result of the factors discussed above, net income increased $77.2 million.

                           COX COMMUNICATIONS, INC.


Liquidity and Capital Resources

Uses of Cash

As part of Cox's ongoing strategic plan, Cox has invested, and will continue to invest, significant amounts of capital to enhance the reliability and capacity of its broadband network in preparation for the offering of new services and to make investments in affiliated companies primarily focused on telephony, programming and communications-related activities.

        During 1996, Cox made capital expenditures of $578.9 million. These expenditures were primarily directed at upgrading and rebuilding its broadband network in preparation for the delivery of high-speed data and telephony. Capital expenditures for 1997 are expected to range between $625 million and $675 million. Capital expenditures for 1998, 1999 and 2000 are expected to range between $725 million and $775 million, $600 million and $650 million and $350 million and $400 million, respectively.

        In addition to expenditures in existing systems, Cox made strategic investments in businesses focused on telephony, programming and communications-related activities. Investments made in 1996 in affiliated companies included $268 million to Sprint PCS and $70 million to Outdoor Life, Speedvision, PrimeStar Partners, @Home and other interests. Future funding requirements for investments in affiliated companies are expected to be approximately $173 million for Sprint PCS and PhillieCo and $33 million for programming, PrimeStar and other investments. Additionally, upon the transfer to PioneerCo of the PCS license for the Los Angeles-San Diego MTA and the related obligation to the FCC, Cox will be committed to fund $165 million for the operations of PioneerCo.

        The capital requirements for investments in telephony affiliates may vary significantly from the amounts stated above and will depend on numerous factors, such as other financing alternatives for Sprint PCS. In addition, many of these affiliates are growing businesses and specific financing requirements will change depending on the evolution of these businesses.

        Cox's current credit facilities contain covenants which, among other provisions, restrict the payment of cash dividends or the repurchase of capital stock if certain requirements are not met as to the ratio of debt to operating cash flow. Historically, Cox has not paid dividends nor does Cox intend to pay dividends in the foreseeable future but to reinvest future earnings, consistent with Cox's business strategy. Although Cox was in compliance with its credit facility covenants at December 31, 1996, Cox was prohibited from paying dividends under certain requirements.

Sources of Cash

During 1996, Cox generated $309.1 million from operations. Additionally, net cash provided by financing activities was $246.2 million and included the proceeds from the issuance of medium-term notes and commercial paper.

        At December 31, 1996, Cox had a $1,200 million revolving credit facility which matures on December 20, 2000. In addition, Cox had an $800 million revolving credit facility which matures on October 9, 1997, at which time any outstanding borrowings convert to a long-term loan due October 9, 2000. These facilities are committed to back outstanding commercial paper.

        In June 1996, Cox entered into a commercial paper program under which Cox may borrow $750 million. At December 31, 1996, there was $718.7 million outstanding, net of unamortized discount of $3.3 million, under the commercial paper program.

        In April 1996, Cox filed a Form S-3 Registration Statement (the "Shelf Registration") with the Securities and Exchange Commission under which Cox may from time to time offer and issue debentures, notes, bonds or other evidence of indebtedness for a maximum aggregate amount of $750 million. During 1996, Cox sold $125 million of medium-term notes under the Shelf Registration. The notes are due in varying amounts

 24
----
 25

                           COX COMMUNICATIONS, INC.


through November 2006 with interest at fixed rates ranging from 6.94% to 7.19%.

        During 1996, Cox received proceeds from affiliated companies of $162.3 million related to a reimbursement from Cox Communications PCS of 1995 and 1996 funding. In addition, $201.8 million was received for the sales of the Texarkana and the Ashland and Defiance cable television systems and the trade of the Williamsport cable television system for an East Providence cable television system.

        CEI continues to perform day-to-day cash management services for Cox with settlements of balances between Cox and CEI occurring periodically at market interest rates.

        At December 31, 1996, Cox had approximately $2,881 million of outstanding indebtedness, including amounts due to CEI and had approximately $1,453 million available under its revolving credit facilities and Shelf Registration. Cox's Notes and Debentures issued during 1996 are rated Baa2 by Moody's and A- by Standard & Poor's.

        Cox expects that the cost of its cable upgrades and investment activity will exceed Cox's funds from operations and, therefore, additional capital will be necessary. Cox believes it will be able to meet its capital needs with unused amounts available under existing revolving agreements and the Shelf Registration. In addition, Cox is pursuing alternatives to monetize certain unconsolidated investments.

Rate Regulation

Many franchising authorities have become certified by the FCC to regulate rates charged by Cox for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to Cox. In addition, a number of such franchising authorities and customers of Cox filed complaints with the FCC regarding the rates charged for cable programming services. In December 1995, the FCC approved a Resolution of all outstanding rate complaints covering the Cox and former Times Mirror cable television systems. The Resolution, among other things, provided for the payment of refunds of $7.1 million plus interest to one million customers in January 1996, and the removal of additional outlet charges for regulated services from all of the former Times Mirror cable television systems. The Resolution also stated that Cox's CPS tier rates as of June 30, 1995 were not unreasonable. Refunds under the Resolution were fully provided for in Cox's financial statements at December 31, 1995. In January 1996, the City of Irvine and six other cities located in California filed an appeal to set aside the Resolution in the United States Court of Appeals for the Ninth Circuit. The FCC is a party to the appeal and Cox has been granted leave to intervene. Cox cannot predict the outcome of this appeal.

        The Telecommunications Competition and Deregulation Act of 1996 ("the 1996 Act") became effective in February 1996. The 1996 Act is intended to promote substantial competition in the delivery of video and other services by local telephone companies (also known as local exchange carriers or "LECs") and other service providers, and permits cable television operators to provide telephone services. Among other provisions, the 1996 Act deregulates the CPS tier of large cable operators on March 31, 1999 and upon enactment the CPS rates of small cable operators serving 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint, and adds a new effective competition test.

============================================================================
                          Consolidated Balance Sheets
============================================================================
                           COX COMMUNICATIONS, INC.

-------------------------------------------------------------------------------------------------------------
December 31,                                                                          1996             1995
(Thousands of Dollars)
Assets
Cash                                                                             $   42,349        $   39,166
Accounts and notes receivable, less allowance for doubtful
  accounts of $7,778 and $6,804                                                     122,574           117,885
Net plant and equipment                                                           1,531,811         1,213,857
Investments                                                                       1,219,082         1,201,253
Intangible assets                                                                 2,728,955         2,775,903
Other assets                                                                        139,819           207,193
 .............................................................................................................
    Total assets                                                                 $5,784,590        $5,555,257
=============================================================================================================

Liabilities and shareholders' equity
Accounts payable and accrued expenses                                            $  220,859        $  202,204
Deferred income                                                                      29,440            40,900
Deferred income taxes                                                               294,453           288,039
Other liabilities                                                                    97,526           116,771
Debt                                                                              2,823,853         2,392,725
Amounts due to Cox Enterprises, Inc. ("CEI")                                         57,147           182,605
 .............................................................................................................
    Total liabilities                                                             3,523,278         3,223,244
 .............................................................................................................
Commitments and contingencies (Note 16)

Shareholders' equity
  Preferred Stock, $1 par value; 5,000,000 shares authorized; none issued                 -                 -
  Class A Common Stock, $1 par value; 286,000,000 shares authorized;
    shares issued and outstanding: 256,463,651 and 256,365,194                      256,464           256,365
  Class C Common Stock, $1 par value; 14,000,000 shares authorized;
    shares issued and outstanding: 13,798,896                                        13,799            13,799
  Additional paid-in capital                                                      1,742,121         1,739,422
  Retained earnings                                                                 216,097           267,648
  Foreign currency translation adjustment                                            23,424            (3,413)
  Net unrealized gain on securities                                                   9,407            58,192
 .............................................................................................................
    Total shareholders' equity                                                    2,261,312         2,332,013
 .............................................................................................................
    Total liabilities and shareholders' equity                                   $5,784,590        $5,555,257
=============================================================================================================

See notes to consolidated financial statements.

 26
----
 27

================================================================================
                     Consolidated Statements Of Operations
================================================================================
                           COX COMMUNICATIONS, INC.

--------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1996             1995             1994
(Thousands of Dollars)
Revenues
 Complete basic                                                             $    995,085     $    898,329     $    487,556
 New product tier                                                                 14,222           10,085            4,077
 Premium service                                                                 189,039          185,080          133,764
 Pay-per-view                                                                     45,610           42,343           19,606
 Advertising                                                                      81,520           71,590           37,675
 Satellite                                                                        83,164           41,084           22,100
 Other                                                                            51,645           37,735           31,530
 ..........................................................................................................................
   Total revenues                                                              1,460,285        1,286,246          736,308

Costs and expenses
 Programming costs                                                               352,834          314,440          167,790
 Plant operations                                                                140,777          128,201           77,803
 Marketing                                                                        43,054           37,731           33,812
 General and administrative                                                      291,043          265,753          165,446
 Satellite operating and administrative                                           75,680           41,682           22,931
 Restructuring charge                                                                  -            5,139                -
 Depreciation                                                                    264,188          198,788          106,864
 Amortization                                                                     70,973           68,524           21,910
 ..........................................................................................................................
Operating income                                                                 221,736          225,988          139,752

Interest expense                                                                (146,077)        (132,308)         (46,128)
Equity in net losses of affiliated companies                                    (170,435)         (79,734)         (43,905)
Gain on issuance of stock by affiliated companies                                 50,100                -                -
Gain on sale of affiliated companies                                               4,640          188,806                -
Other, net                                                                        11,531              951            2,627
 ..........................................................................................................................
Income (loss) before income taxes                                                (28,505)         203,703           52,346

Income taxes                                                                      23,046           99,894           25,780
 ..........................................................................................................................
Net income (loss)                                                           $    (51,551)    $    103,809     $     26,566
==========================================================================================================================
Per share data (Note 4)
 Net loss per share                                                         $      (0.19)               -                -
 Weighted-average shares outstanding                                         270,240,757                -                -
==========================================================================================================================

See notes to consolidated financial statements.

===============================================================================
                Consolidated Statements Of Shareholders' Equity
===============================================================================
                           COX COMMUNICATIONS, INC.

                                                                                                                Net
                                                                                                 Foreign     unrealized
                                                      Common   Stock      Additional             currency       gain
                                          Preferred -----------------      paid-in    Retained  translation  (loss) on
(Thousands of Dollars)                      Stock   Class A   Class C      capital    earnings  adjustment   securities     Total
====================================================================================================================================
Balance at December 31, 1993                   -          -         -   $  581,037   $ 137,273   $ (1,720)      -        $  716,590
  Net income                                                                            26,566                               26,566
  Debt assigned by CEI                                                    (204,727)                                        (204,727)
  Capital contributions by CEI                                             294,185                                          294,185
  Foreign currency translation
    adjustment                                                                                        499                       499
  Change in net unrealized gain
    (loss) on securities                                                                                     $  1,712         1,712
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   -          -         -      670,495     163,839     (1,221)      1,712       834,825

  Net income                                                                           103,809                              103,809
  Issuance of stock related to
    Merger                                         $ 236,201 $ 13,799      682,001                                          932,001
  Issuance of stock related to
    public offering and private
    placement                                         19,799               337,231                                          357,030
  Issuance of stock related to
    stock compensation plans                             365                 5,851                                            6,216
  Capital contribution by CEI                                               43,844                                           43,844
  Foreign currency translation
    adjustment                                                                                     (2,192)                   (2,192)
  Change in net unrealized gain
    (loss) on securities                                                                                       56,480        56,480
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                   -     256,365   13,799    1,739,422     267,648     (3,413)     58,192     2,332,013

  Net  loss                                                                            (51,551)                             (51,551)
  Issuance of stock related to
    stock compensation plans                              99                 1,591                                            1,690
  Capital contribution by CEI                                                1,108                                            1,108
  Foreign currency translation
    adjustment                                                                                     26,837                    26,837
  Change in net unrealized gain
    (loss) on securities                                                                                      (48,785)      (48,785)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                   -   $ 256,464  $13,799   $1,742,121   $ 216,097   $ 23,424    $  9,407    $2,261,312
===================================================================================================================================

See notes to consolidated financial statements.

 28
----
 29

                     -------------------------------------
                     Consolidated Statements Of Cash Flows
                     -------------------------------------

--------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                1996         1995         1994
(Thousands of Dollars)
Cash flows from operating activities

Net income (loss)                                                  $  (51,551)   $  103,809    $  26,566
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects of acquisitions:
  Depreciation                                                        264,188       198,788      106,864
  Amortization                                                         70,973        68,524       21,910
  Equity in net losses of affiliated companies                        170,435        79,734       43,905
  Deferred income taxes                                               (52,519)       22,730       (3,471)
  Gain on issuance of stock by affiliated companies                   (50,100)            -            -
  Gain on sale of affiliated companies                                 (4,640)     (188,806)           -
  Net loss on write down of investments                                     -        20,662            -
Increase in accounts receivable                                        (4,222)      (25,372)      (7,655)
Increase in accounts payable and accrued expenses                      31,161        15,666       10,271
Increase (decrease) in taxes payable                                  (32,762)       25,389        1,596
Other, net                                                            (31,826)        3,786        5,054
 ........................................................................................................
    Net cash provided by operating activities                         309,137       324,910      205,040
 ........................................................................................................
Cash flows from investing activities

Capital expenditures                                                 (578,926)     (369,557)    (188,178)
Acquisitions, net of cash acquired                                          -      (102,909)      (5,000)
Investments in affiliated companies                                  (338,402)     (527,922)    (181,575)
Proceeds from affiliated companies                                    162,287       113,222            -
Proceeds from sales of business                                       201,791        20,000            -
Other, net                                                              1,085         1,632        2,538
 ........................................................................................................
    Net cash used in investing activities                            (552,165)     (865,534)    (372,215)
 ........................................................................................................
Cash flows from financing activities
Revolving credit borrowings (repayments), net                        (418,364)   (1,191,902)     750,000
Net proceeds from sale of commercial paper                            718,704             -            -
Proceeds from issuance of debt                                        124,279     1,203,662            -
Repayment of debt                                                      (8,104)      (19,990)           -
Proceeds from exercise of options                                       1,275             -
Increase (decrease) in amounts due to CEI                            (126,764)      175,770     (606,709)
Proceeds from issuance of common stock                                      -       357,030            -
Increase (decrease) in book overdrafts                                (44,815)       51,874       12,986
 ........................................................................................................
    Net cash provided by financing activities                         246,211       576,444      156,277
 ........................................................................................................
Net increase (decrease) in cash                                         3,183        35,820      (10,898)
Cash at beginning of period                                            39,166         3,346       14,244
 ........................................................................................................
Cash at end of period                                              $   42,349    $   39,166    $   3,346
--------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                  Notes To Consolidated Financial Statements

Note 1
Organization and Basis of
Presentation

Cox Communications, Inc. ("Cox"), an indirect 75.3% owned subsidiary of CEI, is among the nation's five largest multiple system operators, serving some 3.3 million customers. Cox is a fully integrated, diversified broadband communications company with interests in domestic and United Kingdom ("U.K.") cable distribution systems, programming networks and telecommunications technology. In May 1994, CEI and certain of its subsidiaries transferred ownership of its cable television operations and related investments to Cox. CEI's historical basis in the assets and liabilities of the operations and investments transferred has been carried over to Cox. The consolidated financial statements of Cox represent the combined operations of the cable television systems and related investments owned by CEI or its other subsidiaries. The historical financial statements do not necessarily reflect the results of operations or financial position that would have existed had Cox been an independent company. All significant intercompany accounts have been eliminated in the consolidated financial statements of Cox.

Note 2
Summary of Significant
Accounting Policies

Revenue Recognition
Cox bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 75 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as received.

Plant and Equipment
Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of five to 20 years for buildings and building improvements, five to 12 years for cable television systems and three to 10 years for other plant and equipment.

        The costs of initial cable television connections are capitalized as cable plant at standard rates for Cox's labor and at actual costs for materials and outside labor. Construction costs of new buildings, cable television systems and equipment include capitalized interest. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirements, sales or other dispositions of property, the original cost and related accumulated depreciation are written off.

Investments
Investments in affiliates are accounted for under the equity method or cost basis depending upon the level of ownership in the investment and/or Cox's ability to exercise significant influence over the operating and financial policies of the investee. Equity method investments are recorded at cost and adjusted periodically to recognize Cox's proportionate share of the investees' undistributed income or losses.

        Cost method investments in publicly traded companies are classified as available-for-sale and are stated at fair market value with the unrealized gains and losses recorded, net of taxes, as a separate component of shareholders' equity. Cost method investments in privately held companies are stated at cost adjusted for any known diminution in value determined to be other than temporary in nature.

Intangible Assets
Intangible assets consist primarily of goodwill, franchise costs and personal communications services ("PCS") licenses including capitalized interest. Goodwill and franchise costs recorded in business combinations generally are amortized on a straight-line basis over 40 years. PCS licenses including capitalized interest and other intangible assets are amortized on a straight-line basis over the estimated life of the asset. Cox assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. Cox also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

 30
----
 31

Impairment of Long-Lived Assets
Effective January 1996, Cox adopted Statement of Financial Accounting
Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amount or fair value less cost to sell. There was no impact on the financial statements upon adoption of SFAS No. 121.

Income Taxes
The accounts of Cox historically have been included in the consolidated federal income tax return and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits have been allocated on a separate return basis to Cox based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.

        Deferred income tax assets and liabilities arise from differences in recording certain income and expenses for financial reporting and income tax purposes and are principally related to depreciation and amortization and equity in net losses of affiliated companies.

Pension, Postretirement and Postemployment Benefits
Cox generally provides defined pension benefits to all employees based on years of service and compensation during those years. Cox provides certain health care and life insurance benefits to substantially all retirees and employees through certain CEI plans. Expense related to the CEI plans is allocated to Cox through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of Cox employees' participation in the plans.

Stock Compensation Plans
As described in Note 11, Cox accounts for stock compensation plans using the intrinsic value method prescribed in APB Opinion 25, "Accounting for Stock Issued to Employees," and discloses the pro forma effect on net income and earnings per share of using the fair value method as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

Net Income (Loss) Per Common Share
Net income (loss) per common share is based on the weighted average number of common shares and, as appropriate, dilutive common stock equivalents outstanding for the period.

        Cox Class A Common Stock became publicly traded on the New York Stock Exchange effective February 1, 1995. Earnings per common share calculations for the years ended December 31, 1995 and 1994 have not been disclosed because the dissimilarity of the previous capital structure of Cox precludes a meaningful comparison. Pro forma earnings per common share for 1995 and 1994 are presented for comparative purposes in Note 4 assuming the shares issued in the merger with the former Times Mirror cable television systems had been outstanding for all periods.

Restructuring Charge
During December 1995, Cox recorded a $5,139,000 pre-tax restructuring charge. This charge principally represents severance, benefits and other related costs associated with the elimination of 202 accounting and MIS staff positions during 1996. At December 31, 1996 and 1995, the balance of the restructuring liability was $1,698,000 and $3,737,000, respectively. The majority of the remaining liability as of December 31, 1996 is expected to be paid or settled during 1997.

Foreign Currency Translation
The financial statements of Cox's non-U.S. investments are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Net assets of non-U.S. investments whose functional currencies are other than the U.S. dollar are translated at the current rate of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded, net of taxes, directly into a separate component of shareholders' equity.

================================================================================
            Notes To Consolidated Financial Statements (continued)
================================================================================

                           COX COMMUNICATIONS, INC.

Interest Rate Hedges
Gains and losses related to qualifying hedges of anticipated debt transactions are deferred and are recognized as adjustments of carrying amounts when the hedged transactions occur. In the Consolidated Statements of Cash Flows, realized gains and losses are classified along with the related debt transaction as financing activities. Such gains or losses are amortized using the interest method over the life of the related debt as adjustments to interest expense.

Capitalized Interest
Interest is capitalized as part of the historical cost of acquiring qualifying assets, including self-constructed assets and advances to equity method investees used to acquire qualifying assets while the investee has activities in progress necessary to commence its planned principal operations. Interest capitalized for the years ended December 31, 1996, 1995 and 1994 was $43,183,000, $14,188,000 and $70,000, respectively.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain amounts in the 1995 and 1994 financial statements have been reclassified for comparative purposes.

NOTE 3
CASH MANAGEMENT SYSTEM

Cox participates in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment. Book overdrafts of $23,663,000 and $68,442,000 existed at December 31, 1996 and 1995, respectively, as a result of checks outstanding. These book overdrafts were reclassified as accounts payable and are considered financing activities in the Consolidated Statements of Cash Flows.

NOTE 4
ACQUISITIONS, DISPOSITIONS
AND EXCHANGES OF BUSINESSES

Effective February 1, 1995, Cox, CEI, The Times Mirror Company ("Times
Mirror") and New TMC Inc. ("New Times Mirror") consummated a merger (the "Merger"), pursuant to which Times Mirror (which, at the time of the Merger, was engaged only in the cable television business) merged with and into Cox. In connection with the Merger, Cox Class A Common Stock became publicly traded on the New York Stock Exchange. Following the Merger, New Times Mirror changed its name to "The Times Mirror Company." As a result of the Merger, the former Times Mirror stockholders received a total of approximately 54,904,252 shares of Cox Class A Common Stock. Subsidiaries of CEI received 181,296,833 shares of Cox Class A Common Stock and 13,798,896 shares of Cox Class C Common Stock.

        The Merger was accounted for by the purchase method of accounting, whereby the purchase price was allocated to the assets and liabilities assumed based on their estimated fair values at the date of acquisition as follows:

--------------------------------------------------------------------------
(Thousands of Dollars)
Purchase Price:
  Debt assumed                                              $1,364,000
  Stock issued                                                 932,000
  Net working capital deficit and other
    net liabilities assumed                                    151,110
  Merger costs                                                  43,696
 ..........................................................................
                                                             2,490,806

Fair Market Value of Assets and Liabilities Acquired:
  Plant and equipment                                          379,014
  Investments                                                   28,300
  Deferred taxes related to plant and equipment write-down      38,389
  Other assets, net of deferred taxes                            2,643
 ..........................................................................
                                                               448,346
 ..........................................................................
Purchase Price over Fair Value of Net Assets Acquired       $2,042,460
--------------------------------------------------------------------------

                           COX COMMUNICATIONS, INC.

        The excess of the purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 40 years. Results of operations have been included in the consolidated financial statements from the date of acquisition.

        The following unaudited table sets forth selected pro forma consolidated results of operations as if the Merger had occurred at the beginning of the periods presented and does not purport to be indicative of the operating results that would have occurred if the Merger had been consummated as of those dates nor is it necessarily indicative of the future operating results.


--------------------------------------------------------------------------
Year Ended December 31,                              1995           1994
(Thousands of Dollars, except per share data)
Revenues                                         $1,328,122     $1,235,159
Depreciation and amortization                       279,114        253,809
Operating income                                    231,289        219,756
Net income (loss)                                   101,239        (12,752)

Pro forma per share data:
 Net income (loss) per share                     $     0.39     $    (0.05)
 Pro forma weighted-average
   shares outstanding                           260,788,241    250,364,240
--------------------------------------------------------------------------

        The above pro forma information does not include, due to immateriality, the effects of the following transactions:

        In September 1995, Cox sold its cable television system serving approximately 13,000 customers in Bullhead City, Arizona for $20,000,000. No gain or loss resulted from this transaction.

        In January 1996, Cox acquired a cable television system serving approximately 51,000 customers in Newport News, Virginia, for approximately $122,250,000. Cox operates this system as part of its cluster of systems in the Hampton Roads, Virginia area.

        In January 1996, Cox sold its cable television system in Texarkana, Texas. The system, which was acquired as part of the Merger, served approximately 23,400 customers. No gain or loss resulted from this transaction.

        In April 1996, Cox exchanged its Williamsport, Pennsylvania cable television system for $13,000,000 and a cable television system in East Providence, Rhode Island. The Williamsport system, which was acquired as part of the Merger, served approximately 24,500 customers in Williamsport. The East Providence system serves approximately 15,500 customers. No gain or loss resulted from this transaction.

        In April 1996, Cox sold certain cable television systems in the Ashland, Kentucky and Defiance, Ohio area for $136,000,000. These systems, which were acquired as a result of the Merger, together served approximately 78,600 customers. No gain or loss resulted from this transaction.

        In October 1996, Cox and Time Warner Entertainment/Advance-Newhouse ("Time Warner") entered into an agreement whereby Cox agreed to exchange its Myrtle Beach, South Carolina cable television system serving approximately 42,230 customers for Time Warner's Hampton and Williamsburg, Virginia cable television systems serving approximately 45,300 customers. The transaction also includes a Texas cable television system serving approximately 7,000 customers to be purchased by Cox and then immediately traded to Time Warner. Cox anticipates this transaction will be consummated during the first quarter of 1997. In addition, Cox anticipates that it will recognize a book gain on this transaction.

        In January 1997, Cox and Tele-Communications, Inc. ("TCI") exchanged certain cable television systems owned by Cox serving approximately 319,000 customers for certain cable television systems owned by TCI serving approximately 296,000 customers. As a result of the transaction, Cox received TCI's systems in Bellevue/LaVista, Nebraska and Council Bluffs, Iowa; Chesapeake, Virginia; Scottsdale, Arizona; North Attleboro/Taunton, Massachusetts; Lincoln, Rhode Island; and St. Bernard, Louisiana. In exchange, TCI received Cox's systems in the greater Pittsburgh area; Spokane, Washington; Springfield, Illinois; Cedar Rapids, Iowa and the Quad Cities area of Illinois and Iowa; and Saginaw, Michigan. No gain or loss resulted from this transaction.

        In January 1997, Cox and Continental Cablevision ("Continental"), which manages the domestic cable properties of U S WEST Media Group, exchanged certain cable television systems, each serving approximately 48,000 customers. Cox received Continental's systems in James City and York County, Virginia and Pawtucket, Rhode Island and Continental received Cox's systems in western
Massachusetts and Weymouth, Massachusetts.   No gain or loss resulted from this
transaction.

                           COX COMMUNICATIONS, INC.


NOTE 5
PLANT AND EQUIPMENT

--------------------------------------------------------------------------------
December 31,                                          1996            1995

(Thousands of Dollars)
Land                                              $   26,649      $   21,072
Buildings and building improvements                   90,522          72,407
Transmission and distribution plant                1,923,729       1,758,056
Miscellaneous equipment                              187,496         150,350
Construction in progress                             114,627          79,615
 ................................................................................
  Plant and equipment, at cost                     2,343,023       2,081,500
Less accumulated depreciation                       (811,212)       (867,643)
 ................................................................................
  Net plant and equipment                         $1,531,811      $1,213,857
--------------------------------------------------------------------------------

NOTE 6
INVESTMENTS

--------------------------------------------------------------------------------
December 31,                                          1996            1995

(Thousands of Dollars)
Equity method investments                         $  713,500      $  647,217
Cost method investments:
  Publicly traded companies                          474,396         517,250
  Privately held companies                            31,186          36,786
 ................................................................................
    Total investments                             $1,219,082      $1,201,253
--------------------------------------------------------------------------------

Summarized combined unaudited financial information for all equity method investments and Cox's proportionate share (determined based on Cox's ownership interest in each investment) for 1996 and 1995 is as follows:

--------------------------------------------------------------------------------
Year Ended December 31,                                       Cox's
(Thousands of Dollars)                                    Proportionate
                              Combined                        Share
                       1996            1995            1996            1995
Revenues           $1,569,634      $1,171,741        $359,926        $318,534
Operating loss       (283,539)        (92,289)        (82,637)        (31,960)
Net loss             (566,626)       (217,285)       (159,415)        (66,884)

--------------------------------------------------------------------------------

December 31,                                  Combined
(Thousands of Dollars)                  1996             1995
Current assets                     $1,925,686         $  431,140
Noncurrent assets                   6,144,486          3,768,691
Current liabilities                   925,633            355,771
Noncurrent liabilities              3,497,226          1,175,551
Equity                              3,647,313          2,668,509
--------------------------------------------------------------------------------

        The summarized unaudited financial information presented below for these significant equity method investments served as the basis for which Cox recorded its share of equity in net losses:

----------------------------------------------------------------------------------------------------------------------------------
(Thousands of Dollars)                Sprint                                          Outdoor                          GEMS
Year Ended December 31, 1996            PCS              PioneerCo       TCGI          Life       Speedvision       Television
Revenues                                    -          $       692  $    267,669    $   2,479       $  1,966        $   8,666
Operating loss                    $  (274,475)             (45,588)      (53,362)     (22,196)       (29,996)          (8,818)
Net loss                             (388,575)             (60,725)     (114,849)     (22,196)       (29,996)         (12,304)
 ..................................................................................................................................
December 31, 1996
Current assets                    $   324,831          $     5,480  $    796,619    $  14,357       $  5,832        $   7,051
Noncurrent assets                   3,770,826              197,797     1,260,866        1,644          3,215           14,856
Current liabilities                   196,408              128,486       253,112        3,817          3,994            3,410
Noncurrent liabilities              1,394,931              141,502     1,007,503            -              -           15,413
Equity                              2,504,318              (66,711)      796,870       12,184          5,053            3,084
----------------------------------------------------------------------------------------------------------------------------------
(Thousands of Dollars)
Year Ended December 31, 1995
Revenues                                    -                    -  $    166,169            -              -        $   6,409
Operating loss                    $   (64,520)         $    (5,581)      (15,261)   $  (3,473)      $ (2,430)          (9,771)
Net loss                             (110,428)              (5,953)      (53,804)      (3,470)        (2,428)         (13,558)
 ..................................................................................................................................
December 31, 1995
Current assets                    $     1,651          $     4,017  $     50,206    $   2,020       $  2,667        $   5,466
Noncurrent assets                   2,242,692                8,965       564,587        5,912          3,347           17,287
Current liabilities                    49,417                6,587        97,289        1,655          1,199            3,131
Noncurrent liabilities                 11,856               12,348       392,156            -              -            5,352
Equity                              2,183,070               (5,953)      125,348        6,277          4,815           14,270
----------------------------------------------------------------------------------------------------------------------------------

 34
----
 35

                           COX COMMUNICATIONS, INC.

        Cox's share of the net losses as stated above is not equal to the net losses from equity investments reported in the Consolidated Statements of Operations due to amortization and other expenses. At December 31, 1996, the aggregate unamortized excess of Cox's investments over its equity in the underlying net assets of the affiliates was approximately $42,472,000 and is being amortized over periods ranging from five to 40 years. Amortization included in equity in net losses of affiliates for the years ended December 31, 1996, 1995 and 1994 was $4,272,000, $5,622,000 and $5,163,000, respectively.

        The investment balances above include investments in and advances to affiliated companies. The advances are generally interest-bearing, long-term notes receivable totaling $72,175,000 and $136,534,000 at December 31, 1996 and 1995, respectively. Interest income recognized on notes receivable was $11,951,000, $9,496,000 and $5,237,000 in 1996, 1995 and 1994, respectively.

        Cox has classified its cost method investments in publicly traded companies as available-for-sale which have an aggregate cost of $425,332,000. At December 31, 1996 and 1995, the unrealized gain for these investments was $15,787,000 ($9,407,000 net-of-tax) and $96,986,000 ($58,192,000 net-of-tax),
respectively. The carrying value of publicly traded companies at December 31, 1996 includes a $33,277,000 foreign currency translation adjustment related to Cox's interest in TeleWest Communications plc ("TeleWest"), a publicly traded company in the U.K. Fair market values of publicly traded investments are based on quoted market prices. At February 19, 1997, the fair market value of Cox's publicly traded investments was $415,429,000.

        At December 31, 1996 and 1995, cost method investments in privately held companies were carried at an aggregate cost of $31,186,000 and $36,786,000, respectively. It was not practicable to estimate the fair values of privately held investments due to lack of quoted market prices and the excessive cost involved in determining such fair values. During 1995, certain investments were written down by $20,662,000 to their net realizable value.

Telephony

Cox was awarded a broadband PCS license for the Los Angeles-San Diego Major Trading Area ("MTA") in 1995 under the Federal Communications Commission's ("FCC") pioneer preference program. The amount payable by Cox for the license is $251,918,000 and was included in outstanding debt at December 31, 1996 and 1995.

        In December 1996, pursuant to previous agreements, Cox, CEI, TCI, Comcast Corporation ("Comcast") and Sprint Corporation ("Sprint") formed Cox Communications PCS, L.P. ("PioneerCo") to operate the PCS system in the Los Angeles-San Diego MTA. PioneerCo is owned 49% by Sprint Spectrum Holding Company L.P. ("Sprint PCS") as limited partner and 51% by Cox Pioneer Partnership ("CPP") as general partner. CPP is a jointly controlled partnership owned approximately 78% by Cox and approximately 22% by CEI. Cox, as managing general partner of CPP, has day-to-day management authority over PioneerCo. Upon FCC approval, which is expected in the first quarter 1997, the PCS license for the Los Angeles-San Diego MTA and the related obligation to the FCC will be transferred from Cox to PioneerCo. Upon the earlier of December 31, 1997 or completion of the FCC's buildout requirement, CPP has the right to put its interest to Sprint PCS at fair market value over a five-year period. In addition, CPP has the right to put its entire interest from the fifth through the eighth anniversaries of the earlier of December 31, 1997 or completion of the buildout, and Sprint PCS has a call on CPP's interest from the fourth to the eighth anniversaries of the earlier of December 31, 1997 or completion of the buildout requirement. Cox funded the development of the PCS business in the Los Angeles-San Diego MTA prior to the formation of PioneerCo and received a full reimbursement of $162,300,000 on December 31, 1996. Cox recorded $60,700,000 and $6,000,000 of equity in net losses in affiliated December 31, 1996 and 1995, respectively, related to the operations of the PCS system prior to the formation of PioneerCo.

        Prior to June 1996, Cox held a 30.06% interest in each of Teleport Communications Group, Inc. ("TCGI") and Teleport Communications Group Partners ("TCGP"), which both own and operate fiber optic networks serving several U.S. markets and provide point-to-point digital communications links to telecommunications-intensive businesses and long-distance carriers. In June 1996, TCGI entered into a reorganization under which, among other things, its four stockholders, Cox, Comcast, Continental and TCI (collectively, the "Cable Stockholders") contributed to TCGI all of

================================================================================
            Notes To Consolidated Financial Statements (continued)
================================================================================

                           COX COMMUNICATIONS, INC.

their partnership interests in TCGP, any additional interests in local joint ventures and debt and accrued interest owed by TCGI to the Cable Stockholders (the "Reorganization"). Following the Reorganization, TCGI conducted an initial public offering in which it sold 27,025,000 shares (the "TCGI IPO"). Upon completion of the Reorganization and the TCGI IPO, Cox owns 39,087,594 shares of TCGI's Class B Common Stock representing 29.8% of TCGI's Class B Common Stock, 24.6% of total shares outstanding and a 29.1% voting interest. Each share of Class B Common Stock is convertible into one share of Class A Common
Stock.   As a result of the TCGI IPO, Cox recorded a pre-tax gain of
$50,100,000 to recognize Cox's proportionate increase in its share of the underlying net assets of TCGI. Cox recorded $28,500,000, $19,300,000 and $9,500,000 of equity in net losses of affiliated companies for the years ended December 31, 1996, 1995 and 1994, respectively, for its ownership interests in TCGI, TCGP and related joint ventures.

        In October 1994, subsidiaries of Cox, TCI, Comcast and Sprint formed a partnership known as "WirelessCo" to engage in the business of providing wireless communications services, primarily PCS. WirelessCo, of which Cox owns a 15% interest, was the successful bidder for 29 broadband PCS licenses in the auction conducted by the FCC from December 1994 through March 1995. The total purchase price for the 29 licenses was approximately $2.1 billion. In March 1995, Cox, TCI, Comcast and Sprint formed Sprint PCS to which the partners contributed all of their respective interests in WirelessCo. Cox recorded $56,500,000, $7,900,000 and $450,000 of equity in net losses in affiliated companies for the years ended December 31, 1996, 1995 and 1994, respectively, for its ownership interest in Sprint PCS and its predecessor, WirelessCo.

        During 1994, subsidiaries of Cox, TCI and Sprint also formed a separate partnership ("Phillieco"), in which Cox owns a 17.6% interest. Phillieco was the successful bidder for a broadband PCS license for the Philadelphia MTA, for which the purchase price was approximately $85,000,000.

International Broadband Networks

At December 31, 1996, Cox had an ownership interest of 14.7% in TeleWest, a company that is currently operating and constructing cable television and telephony systems in the U.K. Cox acquired this interest in October 1995 through the merger of SBC CableComms (UK) ("CableComms"), which was 50% owned by Cox, with TeleWest (the "TeleWest Merger"). As a result of the TeleWest Merger, Cox recognized a pre-tax net gain of $174,833,000. At December 31, 1996 and 1995, the carrying value of Cox's investment in TeleWest was $440,398,000 and $500,335,000, respectively.

        In May 1995, Cox sold its 50% interest in STOFA A/S, a private operator of cable television systems in Denmark for $13,300,000 resulting in a pre-tax gain of approximately $10,200,000.

Cable Television Programming and Other Investments

In August 1996, Cox acquired a 14.2% interest in At Home Corporation ("@Home"). @Home is a national Internet "backbone" service that allows customers to access the Internet through cable modems at speeds up to hundreds of times faster than currently available over traditional telephone modems.

        In March 1996, Syntellect, Inc. ("Syntellect") merged with the operations of Telecorp Systems, Inc. ("Telecorp"). As a result of this merger, Cox received an 8.6% interest in Syntellect in exchange for its 24.5% interest in Telecorp. Cox recognized a pre-tax gain of $4,640,000 related to this transaction.

        In October 1995, Cox acquired a 41% interest in the Outdoor Life Network ("Outdoor Life") and a 39% interest in the Speedvision Network ("Speedvision"), two new U.S. programming services. Outdoor Life's programming consists primarily of outdoor recreation, adventure and wildlife themes; Speedvision's programming consists of a broad variety of material for automobile, boat and airplane enthusiasts. Cox recorded $18,700,000 and $3,000,000 of equity in net losses of affiliated companies for the years ended December 31, 1996 and 1995, respectively, for its ownership interests in both Outdoor Life and Speedvision.

        Cox also owns: a 50% interest in TWC Cable Partners, which owns cable television systems in Staten Island, New York, and Fort Walton Beach, Florida; a 38% interest in UK Gold and a 49.6% interest in UK Living, satellite programming networks serving the U.K.; a 24.6% interest in Discovery Communications, Inc., a documentary programming network that operates The Discovery Channel and The Learning Channel; a 50% interest in GEMS Television, a Spanish-language network in North and South America; and various other programming networks and cable television businesses.

 36
----
 37

                           COX COMMUNICATIONS, INC.


NOTE 7
INTANGIBLE ASSETS
----------------------------------------------------------------
December 31,                        1996             1995
(Thousands of Dollars)
Goodwill                         $2,659,258      $2,672,227
Franchise costs                      79,195          77,547
PCS licenses including
 capitalized interest               277,176         257,023
Other                                17,671          29,888
 ................................................................
  Total                           3,033,300       3,036,685
Less accumulated amortization      (304,345)       (260,782)
 ................................................................
  Net intangible assets          $2,728,955      $2,775,903
----------------------------------------------------------------


NOTE 8
INCOME TAXES


Current and deferred income tax expenses (benefits) are as follows:

----------------------------------------------------------------
Year Ended December 31,       1996          1995          1994
(Thousands of Dollars)
Current:
  Federal                 $  41,694       $59,029       $24,035
  State                      33,871        18,135         5,216
 ................................................................
    Total current            75,565        77,164        29,251
 ................................................................
Deferred:
  Federal                   (38,340)       22,806        (2,754)
  State                     (14,179)          (76)         (717)
 ................................................................
    Total deferred          (52,519)       22,730        (3,471)
 ................................................................
    Net income tax
     expense              $  23,046       $99,894       $25,780
----------------------------------------------------------------

        Income tax expense differs from the amount computed by applying the U.S. statutory federal income tax rate (35%) to income (loss) before income taxes as a result of the following items:

----------------------------------------------------------------
Year Ended December 31,      1996          1995          1994
(Thousands of Dollars)
Computed tax expense
 (benefit) at federal
 statutory rates on
 income (loss) before
 income taxes              $ (9,977)      $71,296       $18,321
State income taxes,
 net of  federal tax
 benefit                     12,793        11,738         2,924
Amortization of
 acquisition adjustments     19,075        19,257         5,977
Benefit arising from
 low income
 housing credits             (3,494)       (4,532)       (2,876)
Nondeductible preferred
 stock dividends of a
 subsidiary                   2,339         2,339         2,339
Other, net                    2,310          (204)         (905)
 ................................................................
   Net income tax
    expense                 $23,046       $99,894       $25,780
----------------------------------------------------------------


        Significant components of the net deferred tax liability consist of the following:

----------------------------------------------------------------
December 31,                               1996          1995
(Thousands of Dollars)
Plant and equipment                    $(266,219)     $(225,338)
Equity in net losses of
 affiliated companies                    (27,921)       (25,946)
Unrealized gain on securities             (6,341)       (38,794)
Other                                      6,028          2,039
 ................................................................
   Net deferred tax liability          $(294,453)     $(288,039)
----------------------------------------------------------------

================================================================================
            Notes To Consolidated Financial Statements (Continued)
================================================================================
                           COX COMMUNICATIONS, INC.



        Various consolidated federal income tax returns of CEI and state income tax returns filed by Cox are presently under audit. However, in the opinion of management, any additional tax liabilities resulting from these audits would not have a material adverse impact on the consolidated financial position or operating results of Cox.


NOTE 9
DEBT


----------------------------------------------------------------
December 31,                         1996              1995

(Thousands of Dollars)
Revolving credit facilities      $  449,999        $  866,800
Commercial Paper, net of
  unamortized discount of $3,296    718,704                 -
Medium-term notes                   166,082            41,804
6.375% Notes, due June 15, 2000,
  net of unamortized discount
  of $821 and $1,056                424,179           423,944
6.5% Notes, due November 15, 2002,
  net of unamortized discount
  of $517 and $605                  199,483           199,395
6.875% Notes, due June 15, 2005,
  net of unamortized discount and
  hedging of $13,661 and $14,765    361,339           360,235
7.25% Debentures, due
  November 15, 2015, net of
  unamortized discount
  of $880 and $934                   99,120            99,066
7.625% Debentures, due June 15, 2025,
  net of unamortized discount and
  hedging of $18,128 and $18,291    131,872           131,709
Obligation to the FCC               251,918           251,918
Capitalized lease obligations        21,157            17,854
 ................................................................
    Total debt                  $ 2,823,853       $ 2,392,725
----------------------------------------------------------------

Revolving Credit Facilities

At December 31, 1996, Cox had a $1,200 million revolving credit facility which matures on December 20, 2000. In addition, Cox had an $800 million revolving credit facility which matures on October 9, 1997, at which time any outstanding borrowings convert to a long-term loan due October 9, 2000. These facilities are committed to back outstanding commercial paper as discussed below.

        At Cox's option, the interest rates on borrowings under the revolving credit agreement are based on the London Interbank Offered Rate or the certificate of deposit rate plus varying percentages or an alternate base rate. In addition, the $1,200 million facility permits up to $500 million in borrowings in any G-7 currency, with interest thereon based on the interbank domestic eurocurrency rate for such currency. Interest rates under the revolving credit facilities ranged from 5.69% to 6.94% and 6.31% to 6.69% during the years ended December 31, 1996 and 1995, respectively. The credit facilities impose a commitment fee on the unused portion of the total amount available of .09% to
 .375% based on the ratio of debt to operating cash flow and a utilization fee of .0625% to .1250% based on the level of borrowings.

        These facilities contain covenants which, among other provisions, limit Cox's ability to pay dividends and sell assets and require Cox to meet certain requirements as to the ratio of debt to operating cash flow and the ratio of operating cash flow to debt service. Historically, Cox has not paid dividends, nor does Cox intend to pay dividends in the foreseeable future but to reinvest future earnings, consistent with Cox's business strategy. Although Cox was in compliance with its credit facility covenants, at December 31, 1996 Cox was prohibited from paying dividends under certain requirements.

Commercial Paper

In June 1996, Cox entered into a commercial paper program under which Cox may borrow $750 million. The commercial paper program is backed by amounts available under the revolving credit facilities. The outstanding notes have maturities up to 270 days and interest rates based on market. The interest rates for outstanding commercial paper at December 31, 1996 ranged from 5.52% to 5.80%.

38
39

                           COX COMMUNICATIONS, INC.

Medium-Term Notes

In April 1996, Cox filed a Form S-3 Registration Statement (the "Shelf Registration") with the Securities and Exchange Commission under which Cox may from time to time offer and issue debentures, notes, bonds or other evidence of indebtedness for a maximum aggregate amount of $750 million. During 1996, Cox sold $125 million of medium-term notes under the Shelf Registration. The notes are due in varying amounts through November 2006 with interest at fixed rates ranging from 6.94% to 7.19%. The net proceeds to Cox were approximately $124.3 million and the unamortized discount at December 31, 1996 was $0.7 million.

         In addition, at December 31, 1996 and 1995, Cox had outstanding borrowings under several fixed rate medium- term notes totaling $41.8 million. The notes are due in varying amounts through 2023 and interest is fixed at rates ranging from 7.125% to 8.875%.

6.375% Notes Due 2000
6.875% Notes Due 2005
7.625% Debentures Due 2025
In June 1995, Cox issued $425 million of unsecured
6.375% Notes Due 2000, $375 million of unsecured
6.875% Notes Due 2005 and $150 million of unsecured
7.625% Debentures Due 2025. In anticipation of the issuance of these debt securities, Cox had entered into a series of transactions under a forward treasury lock agreement in order to hedge its interest rate exposure. Such hedging transactions totaled a notional amount of $100 million for the Notes Due 2005 and $100 million for the Debentures Due 2025. The hedging transactions were settled at a total cost of approximately $32.3 million, which will be reflected as adjustments to interest expense over the life of the Notes Due 2005 and Debentures Due 2025. Amortization of the market discounts, underwriting discounts and commissions and hedging and other issuance costs will increase the effective interest rates on the Notes Due 2005 and Debentures Due 2025 to 7.452% and 8.784%, respectively.

         The debt securities may not be redeemed by Cox prior to maturity, nor is Cox required to make mandatory redemption or sinking fund payments prior to maturity. In addition, the debt securities contain certain restrictive covenants relating to, among other things, liens on assets, indebtedness of restricted subsidiaries, designation of restricted subsidiaries and mergers and sales of assets.
6.5% Notes Due 2002
7.25% Debentures Due 2015
In November 1995, Cox issued $200 million of unsecured 6.5% Notes Due 2002 and $100 million of unsecured
7.25% Debentures Due 2015. Amortization of the market discounts, underwriting discounts and commissions and other issuance costs increased the effective interest rates to 6.724% and 7.431%, respectively. Net proceeds to Cox from the issuance of the debt securities were approximately $296 million after market discounts, underwriting discounts and commissions and other issuance costs.

         The debt securities are redeemable in whole or in part, at Cox's option, at fixed redemption prices. Cox is not required to make mandatory redemption or sinking fund payments prior to maturity. In addition, the debt securities contain certain restrictive covenants relating to, among other things, liens on assets, indebtedness of restricted subsidiaries, designation of restricted subsidiaries and mergers and sales of assets.

Obligation to the FCC

In March 1995, Cox was awarded a broadband PCS license for the Los Angeles-San Diego MTA under the FCC's pioneer preference program at a cost to Cox of $251.9 million. Payments for the license are due in equal installments over 1998, 1999 and 2000, with a fixed interest rate of 7.75%.

Other

Maturities of long-term debt, including debt discount, for each of the five years following December 31, 1996, are: $8.2 million, $89.3 million, $110.4 million, $1,686.5 million and $42.9 million, respectively. Commercial paper outstanding at December 31, 1996 is classified as long-term as Cox intends to refinance these borrowings on a long-term basis either through continued commercial paper borrowings or utilization of other available credit facilities. Included in the maturities of long-term debt are obligations under capital leases of $5.9 million, $5.4 million, $4.5 million, $3.4 million and $1.7 million for each of the five years following December 31, 1996, respectively.

================================================================================
            Notes To Consolidated Financial Statements (continued)
================================================================================

                           COX COMMUNICATIONS, INC.

Fair Value of Financial Instruments

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," Cox estimated the fair value of its debt instruments. The estimates are based on discounted cash flow analyses using Cox's incremental borrowing rate for similar types of borrowing arrangements and dealer quotations. Borrowings under current maturities, the revolving credit agreements and commercial paper at December 31, 1996 and 1995 bear interest at current market rates and, thus, approximate fair value. Remaining debt with a carrying amount of $1,645.3 million and $1,519.8 million is estimated to have a fair value of $1,671.6 million and $1,601.3 million at December 31, 1996 and 1995, respectively.


Note 10
Retirement Plans

Qualified Pension Plan

Effective January 1, 1996, Cox established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a qualified noncontributory defined benefit pension plan. The employees of the former Times Mirror cable television systems became participants in the CCI Plan retroactive to the Merger date of February 1, 1995. The remaining Cox employees, excluding certain key employees, participated in the qualified noncontributory defined benefit pension plan of CEI (the "CEI Plan") until August 1, 1996, when they entered the CCI Plan and plan assets were transferred to the CCI Plan from CEI. Times Mirror also transferred plan assets to the CCI Plan during 1996. Plan assets consist primarily of common stock, investment-grade corporate bonds, cash and cash equivalents and U.S. government obligations. The CCI Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with Cox and compensation rates near retirement. Current policy is to fund the CCI Plan in an amount that falls between the minimum contribution required by ERISA and maximum tax deductible contribution.

         Total pension expense attributable to Cox employees' participation in the CCI Plan and the CEI Plan was $5,180,000, $3,972,000 and $2,189,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

The reconciliation of the funded status of the CCI Plan at December 31, 1996 is as follows:


--------------------------------------------------------------------------------
(Thousands of Dollars)
Actuarial present value of:
   Vested benefit obligation                                           $ 22,212
   Nonvested benefit obligation                                           1,259
--------------------------------------------------------------------------------
Accumulated benefit obligation                                         $ 23,471
--------------------------------------------------------------------------------
Plan assets at fair value                                              $ 78,425
Projected benefit obligation                                             68,486
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                     9,939
Unrecognized:
   Net gain on plan assets                                               (8,285)
   Prior service costs                                                      535
   Net transition asset                                                  (1,346)
--------------------------------------------------------------------------------
Prepaid pension cost                                                   $    843
--------------------------------------------------------------------------------

The assumptions used in the actuarial computations at December 31, 1996 were:

--------------------------------------------------------------------------------
Discount rate                                                              7.75%
Rate of increase in compensation levels                                    5.50
Expected long-term rate of return on plan assets                           9.00
--------------------------------------------------------------------------------

Nonqualified Pension Plan

Certain key employees of Cox participate in an unfunded, nonqualified supplemental pension plan of CEI (the "Nonqualified CEI Plan") which has generally the same benefit payout formula as the CCI Plan. Total pension expense for Cox attributable to the Nonqualified CEI Plan was $1,386,000, $895,000 and $713,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Other Retirement Plans

CEI provides certain health care and life insurance benefits to substantially all retirees of Cox. Postretirement expense allocated to Cox by CEI was $1,060,000, $888,000 and $1,013,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Cox's accumulated postretirement benefit obligation ("APBO") at December 31, 1996 was $8,443,277. The funded status of the postretirement plan covering the employees of Cox is not determinable. The APBO for the postretirement plan of CEI substantially exceeded the fair value of assets held in the plan at December 31, 1996.

 40
----
 41

                           COX COMMUNICATIONS, INC.


     Actuarial assumptions used to determine the APBO include a discount rate of 7.75% and an expected long-term rate of return on plan assets of 9%. The assumed health care cost trend rate for retirees is 11.5%. For participants prior to age 65, the trend rate gradually decreases to 5.5% by year 2007 and remains level thereafter. For retirees at age 65 or older, this rate decreases to 5.0% by year 2008. Increasing the assumed health care cost trend rate by one percentage point would have resulted in an increase in the CEI plan's APBO of approximately 6.5% and an increase in the aggregrate of the service cost and interest cost components of the net periodic postretirement benefit cost of approximately 5.1% for 1996.

     In addition, substantially all of Cox's employees are eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, Cox matches 50% of employee contributions up to a maximum of 6% of the employee's base salary. Cox's expense under the plan was $4,504,000, $3,881,000 and $2,479,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 11
STOCK COMPENSATION PLANS

At December 31, 1996, Cox had two stock-based compensation plans; a Long-Term Incentive Plan ("LTIP") and an Employee Stock Purchase Plan ("ESPP"). Cox applies APB Opinion 25 in accounting for its plans and, accordingly, since the issue price of stock compensation awards equals or exceeds the current market price, no compensation cost was recognized in 1996 and 1995 for these plans. Had compensation cost for the LLP and ESPP been determined based on the fair value at the grant dates for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," Cox's net income
(loss) and net income (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

--------------------------------------------------------------------------------


Year ended December 31,                       1996            1995

(Thousands of Dollars)
Net income (loss) - As reported            $(51,551)       $103,809
Net income (loss) - Pro Forma               (55,807)         99,192

Net income (loss) per share - As reported    $(0.19)            N/A
Net income (loss) per share - Pro Forma       (0.21)            N/A
--------------------------------------------------------------------------------

     Effective upon consummation of the Merger, Cox adopted a LTIP under which executive officers and selected key employees are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock. Cox has reserved 6,000,000 shares of Class A Common Stock for issuance under the LTIP. The LTIP is to be administered by the Compensation Committee of the Cox Board of Directors or its designee.

     Options granted may be "Incentive Stock Options" or "Nonqualified Stock Options." The exercise prices of the options are determined by the Compensation Committee when the options are granted, subject to a minimum price of the fair market value of teh Class A Common Stock on the date of grant. These options become execisable over a period of three to five years from the date of grant and expire 10 years from the date of grant. An accelerated vesting schedule has been provided such that the options become fully vested if the market value of the shares exceeds the exercise price by 140% for ten consecutive trading days.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1995; expected volatility of 28%, no payment of dividends, expected life of four years and risk-free interest rates of 5.6% and 7.0%, respectively.

     A summary of the status of Cox's stock options granted under the LTIP as of December 31, 1996 and 1995 and changes during the years ending on those dates is presented below:

--------------------------------------------------------------------------------


                                            1996                       1995
                                           Wighted-                  Weighted
                                           Average                   Average
                             Shares    Exercise Price    Shares   Exercise Price
Outstanding at
  beginning of year        1,506,253       $17.03            --              --
Granted                      706,930        20.94     1,530,202          $17.03
Exercised                    (59,210)       16.98            --              --
Cancelled                   (146,278)       17.98       (23,949)          16.98
--------------------------------------------------------------------------------
Outstanding at
  end of year              2,007,695       $18.34     1,506,253          $17.03
--------------------------------------------------------------------------------
Options exercisable
  at year-end                 18,851                     59,277

Weighted-average fair
  value of options
  granted during
  the year                     $9.17                      $6.28
--------------------------------------------------------------------------------

================================================================================
            Notes To Consolidated Financial Statements (continued)
================================================================================

                           COX COMMUNICATIONS, INC.


The following table summarizes information about stock options outstanding at December 31, 1996:


-----------------------------------------------------------------------------------------------------------------------------
                                        Options Outstanding
                                          Weighted-Average                                     Options Exercisable
Range of                  Number             Remaining           Weighted-Average         Number           Weighted-Average
Exercise Prices        Outstanding        Contractual Life        Exercise Price        Exercisable         Exercise Price
$16.98                  1,317,512              8.25                   $16.98              11,858                $16.98
$20.44 - $21.63           690,183              8.98                    20.94               6,993                 20.94
-----------------------------------------------------------------------------------------------------------------------------
$16.98 - $21.63         2,007,695              8.50                   $18.34              18,851                $18.44
-----------------------------------------------------------------------------------------------------------------------------

      In June 1995, Cox adopted an ESPP, under which Cox was authorized and did issue purchase rights totaling 750,000 shares of Class A Common Stock to substantially all employees who had completed six months of service. Under the terms of the ESPP, the purchase price was 90% of the market value on June 1, 1995 and employees were allowed to purchase the shares via payroll deductions through August 31, 1997, at which time the shares will be issued to the employees. During 1996 and 1995, 20,203 and 1,095 shares, respectively, were issued to employees under the ESPP due to cancellation of employees' participation in the ESPP or termination of employment. The fair value of the employees' purchase rights granted in 1995 was estimated using the Black-Scholes model with the following assumptions: expected volatility of 28%, no payment of dividends, expected life of 2.25 years and risk-free interest rate of 5.8%. The weighted-average fair value of each purchase right granted in 1995 was $4.38.

      Prior to the Merger, certain of the executives and key employees of Cox participated in certain CEI Unit Appreciation Plans ("UAP") that provided for payment of benefits in the form of shares of CEI common stock, cash, or both, generally five years after the date of award. The cost of awards made under the plans was allocated to Cox by CEI over the applicable vesting periods and was charged to operating expense. Amounts charged to expense for Cox employees for the year ended December 31, 1994 was $4,419,000.

      Units awarded under the UAP that would have matured in 1995, 1996 and 1997 were converted to 365,954 shares of restricted stock issued under the LTIP in 1995. These restricted shares vested on January 1, 1997 following the end of the original five-year UAP appreciation period, except that 34,684 shares vested and 5,533 shares were canceled during 1995 and 1996 due to the retirement or termination of certain participants.

Note 12
Shareholders' Equity

Cox is authorized to issue 286,000,000 shares of Class A Common Stock and 14,000,000 shares of Class C Common Stock. Except with respect to voting, transfer and convertibility, shares of Class A Common Stock and Class C Common Stock are identical in all respects. Holders of Class A Common Stock are entitled to one vote per share and holders of Class C Common Stock are entitled to ten votes per share. The Class C Common Stock is subject to significant transfer restrictions and is convertible on a share for share basis into Class A Common Stock at the option of the holder. In addition, Cox is authorized to issue 5,000,000 shares of Preferred Stock. There are no issued or outstanding shares of Preferred Stock at December 31, 1996.

      In June 1995, Cox completed a public offering of 11,500,000 shares of Class A Common Stock at a price of $18.875 per share. Cox also sold 8,298,755 shares of Class A Common Stock for $150,000,000 in a private placement to CEI. Total proceeds to Cox were approximately $357,031,000, net of underwriting discounts and commissions and other issuance costs of approximately $10,032,000.

      As of December 31, 1996 and 1995, CEI owned approximately 75.3% of the outstanding shares of Cox Common Stock and 83.1% of the voting power of Cox.

 42
----
 43

                           COX COMMUNICATIONS, INC.

NOTE 13
TRANSACTIONS WITH AFFILIATED COMPANIES

Cox borrows funds for working capital and other needs from CEI. Certain management services are provided to Cox by CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services. Cox was allocated expenses for the years ended December 31, 1996, 1995 and 1994 of approximately $2,493,000, $2,000,000 and $800,000, respectively, related to these services. Cox pays rent and certain other occupancy costs to CEI for its headquarters office facilities, which amounts approximated $3,000,000, $2,600,000 and $2,300,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Allocated expenses are based on CEI's estimate of expenses related to the services provided to Cox in relation to those provided to other divisions of CEI. Rent and occupancy expense is allocated based on occupied space. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had Cox contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by Cox to CEI are subject to change.

      In August 1996, CEI transferred to the CCI Plan a prepaid pension cost of $1,816,000 which represents the excess of the plan assets over the projected benefit obligation attributable to the Cox employees that had previously participated in the CEI Plan. This transfer resulted in a contribution to capital of $1,108,000, net of federal and state deferred tax liabilities of $708,000.

      In connection with the Merger, during 1995, CEI made additional capital contributions to Cox of $43,844,000 by forgiving indebtedness in such amount which Cox owed CEI.

      In June 1995, CEI purchased 8,298,755 shares of Cox Class A Common Stock for $150,000,000 in a private placement at a price per share equal to the public offering price of the June 27, 1995 public offering less the underwriting discounts thereon.

      The amounts due to CEI are generally due on demand and represent the net of various transactions, including those described above. Outstanding amounts to CEI bear interest at fifty basis points above CEI's current commercial paper borrowings. This rate as of December 31, 1996 and 1995 was 6.2% and 6.6%, respectively.

      Included in amounts due to (from) CEI are the following transactions:


--------------------------------------------------------------------------------
(Thousands of Dollars)
Intercompany due to CEI, December 31, 1994                           $  37,813
         Cash transferred  from CEI                                     65,906
         Net operating expense allocations
                  and reimbursements.                                  122,730
         Contribution to capital                                       (43,844)
--------------------------------------------------------------------------------
Intercompany due to CEI, December 31, 1995                             182,605
         Cash transferred to CEI                                      (282,829)
         Net operating expense allocations
                  and reimbursements                                   158,479
         Contribution to capital                                        (1,108)
--------------------------------------------------------------------------------
Intercompany due to CEI, December 31, 1996                           $  57,147

--------------------------------------------------------------------------------

         In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," Cox has estimated the fair value of its intercompany advances and notes payable. Given the short-term nature of these advances, the carrying amounts reported in the balance sheets approximate fair value.

         Cox pays fees to certain entities in which it has an ownership interest in exchange for cable television programming. Programming fees paid to such affiliates for the years ended December 31, 1996, 1995 and 1994 were approximately $24,535,000, $28,178,000 and $9,100,000, respectively.


NOTE 14
SUBSIDIARY PREFERRED STOCK

At December 31, 1996, a subsidiary of Cox has $177,000,000 of nonvoting redeemable preferred stock outstanding. In exchange for the stock, the subsidiary of Cox received $10,000,000 in cash upon issuance of the stock in 1990 and a note receivable due in January 2001 of $167,000,000.

================================================================================
            Notes To Consolidated Financial Statements (continued)
================================================================================


                           COX COMMUNICATIONS, INC.


         The long-term notes receivable from the outside investor have been netted against the preferred stock due to a right of offset. The net amount, $10,000,000 at December 31, 1996 and 1995, has been included in other liabilities in the Consolidated Balance Sheets.

         The subsidiaries pay annual dividends of approximately $6,700,000 in the aggregate on the outstanding preferred stock, which have been recorded as a reduction of interest income on the notes.

NOTE 15
SUPPLEMENTAL DISCLOSURE
OF NONCASH INVESTING
AND FINANCING ACTIVITIES


--------------------------------------------------------------------------
Year Ended December 31,              1996         1995             1994
(Thousands of Dollars)
Significant noncash
transactions:
  Debt assigned by CEI                  -            -         $204,727
  Capital contributions
    by CEI                       $  1,108    $  43,844          294,185
  Cox Common Stock
    issued in connection
    with the Merger                     -      932,000                -
  Debt assumed in
    connection with Merger              -    1,364,000                -
  Purchase of PCS license               -      251,918                -
  TeleWest Merger
    stock exchange                      -      407,800                -
  Capitalized lease
    obligations                    11,408       17,177
  Additional cash flow
    information:
  Cash paid for interest       $  143,094  $   141,692       $   43,584
  Cash paid for income
     taxes                        108,964       52,135           32,563
--------------------------------------------------------------------------

NOTE 16
COMMITMENTS AND CONTINGENCIES

Cox leases land, office facilities and various items of equipment under noncancellable operating leases. Rental expense under operating leases amounted to $19,009,000 in 1996, $15,660,000 in 1995 and $11,551,000 in 1994. Future
minimum lease payments as of December 31, 1996 for all noncancellable operating leases are as follows:


-------------------------------------------------------------
(Thousands of Dollars)
1997                                    $   6,151,000
1998                                        5,417,000
1999                                        4,352,000
2000                                        4,058,000
2001                                        3,604,000
Thereafter                                 16,718,000
-------------------------------------------------------------
         Total                          $  40,300,000
-------------------------------------------------------------

         At December 31, 1996, Cox had outstanding purchase commitments totaling approximately $42,529,000 for additions to plant and equipment and $86,820,000 to rebuild certain existing cable systems. Other commitments include approximately $173,000,000 to fund the operations of Sprint PCS and PhillieCo. This amount may vary significantly depending on numerous factors, such as financing alternatives for Sprint PCS. Additionally, upon the transfer to PioneerCo of the PCS license for the Los Angeles-San Diego MTA and the related obligation to the FCC, as discussed in Note 6, Cox will be committed to fund $165,000,000 for the operations of PioneerCo.


 44
----
 45

                           COX COMMUNICATIONS, INC.

         Cox has guaranteed borrowings of certain affiliates totaling approximately $2,519,000 at December 31, 1996. Cox has unused letters of credit outstanding totaling $3,494,000 at December 31, 1996, as required under agreements with its franchise authorities.

         Many franchising authorities have become certified by the FCC to regulate rates charged by Cox for basic cable service and associated basic cable service equipment. Some local franchising authority decisions have been rendered that were adverse to Cox. In addition, a number of such franchising authorities and customers of Cox filed complaints with the FCC regarding the rates charged for cable programming services. In December 1995, the FCC approved a Resolution of all outstanding rate complaints covering the Cox and former Times Mirror cable television systems. The Resolution, among other things, provided for the payment of refunds of $7,120,000 plus interest to one million customers in January 1996, and the removal of additional outlet charges for regulated services from all of the former Times Mirror cable television systems. The Resolution also stated that Cox's cable programming services tier rates as of June 30, 1995 were not unreasonable. Refunds under the Resolution were fully provided for in Cox's financial statements at December 31, 1995. In January 1996, the City of Irvine and six other cities located in California filed an appeal to set aside the Resolution in the United States Court of Appeals for the Ninth Circuit. The FCC is a party to the appeal and Cox has been granted leave to intervene. Cox cannot predict the outcome of this appeal.

         Cox is a party to various other legal proceedings that are ordinary and incidental to its business. Management does not expect that any legal proceedings currently pending will have a material adverse impact on Cox's consolidated financial position or consolidated results of operations.

Note 17
Unaudited Quarterly Financial Information

The following table sets forth selected historical quarterly financial information for Cox. This information is derived from unaudited financial statements of Cox and includes, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair presentation of the results for such periods.

--------------------------------------------------------------------------------
                                                     1996
                                          1st     2nd     3rd    4th
                                        Quarter Quarter Quarter Quarter
(Millions of Dollars, except
per share data)
Complete basic                          $247.6   $246.5   $245.9   $ 255.1
New product tier                           3.2      3.4      3.5       4.1
Premium service                           47.6     47.8     47.3      46.3
Pay-per-view                              12.9     9.9      10.2      12.6
Advertising                               17.3     18.7     21.5      24.0
Satellite                                 17.7     19.2     22.1      24.2
Other                                     11.2     11.9     13.3      15.3
 ................................................................................
   Total revenues                        357.5    357.4    363.8     381.6

Programming costs                         89.0     85.7     88.0      90.1
Plant operations                          34.8     34.5     35.8      35.7
Marketing                                 10.7     11.7     11.0      9.7
General and administrative                70.9     72.3     71.6      76.2
Satellite operating and administrative    15.7     17.6     19.3      23.1
Depreciation                              55.9     63.2     61.0      84.1(a)
Amortization                              18.5     17.6     17.5      17.4
 ................................................................................
  Operating income                     $  62.0  $  54.8  $  59.6   $  45.3
--------------------------------------------------------------------------------
  Net income (loss)                    $   7.3  $  27.0  $ (28.1)  $ (57.8)
  Net income (loss) per share          $  0.03  $   0.10 $ (0.10)  $ (0.21)
--------------------------------------------------------------------------------

(a) Depreciation for the fourth quarter of 1996 includes accelerated depreciation of $18.5 million as a result of the upgrade and rebuild of the broadband network.

 46
----
 47

                                                     1995
                                          1st     2nd     3rd     4th
                                        Quarter Quarter Quarter Quarter
(Millions of Dollars, except per
share data)
Complete basic                          $191.0  $229.4  $234.1  $243.8
New product tier                           1.8     2.8     3.2     2.3
Premium service                           42.5    48.1    47.5    47.0
Pay-per-view                               7.1    12.7    12.7     9.8
Advertising                               12.5    16.8    17.7    24.6
Satellite                                  8.1     9.1    10.5    13.4
Other                                      8.2     9.2     9.4    10.9
 ................................................................................
   Total revenues                        271.2   328.1   335.1   351.8

Programming costs                         67.5    81.0    81.2    84.7
Plant operations                          29.2    33.8    32.0    33.2
Marketing                                  7.4    10.5    11.3     8.5
General and administrative                55.5    67.1    72.3    70.9
Satellite operating and administrative     8.8    10.2     9.9    12.8
Restructuring charge                         -       -       -     5.1
Depreciation                              43.8    45.4    51.3    58.3
Amortization                              13.1    19.3    18.2    17.9
 ................................................................................
   Operating income                     $ 45.9  $ 60.8  $ 58.9  $ 60.4
--------------------------------------------------------------------------------
   Net income (loss)                    $  1.8  $  5.0  $(14.0) $111.0
   Net income (loss) per share             N/A  $ 0.02  $(0.05) $ 0.41
--------------------------------------------------------------------------------

The Board of Directors and Shareholders
Cox Communications, Inc.

We have audited the accompanying consolidated balance sheets of Cox Communications, Inc. (Cox) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Cox's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cox Communications, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

        During 1994, Cox changed its method of accounting for certain investments in equity securities to conform with Statement of Financial Accounting Standards No. 115.


/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 7, 1997

 48
----
 49

                            Shareholder Information

(Back Cover)

Shareholder Information
Corporate Headquarters:
Cox Communications, Inc.
1400 Lake Hearn Dr., NE
Atlanta, GA 30319
404-843-5000
http://www.cox.com

Stock Data: Cox's Class A Common Stock is traded on the New York Stock Exchange. Ticker symbol: COX. Daily newspaper stock table listing: CoxComm A. As of February 1, 1997, there were 3,726 shareholders of record of Cox's Class A Common Stock and two shareholders of record of the Class C Common Stock. There is no established trading market for Cox's Class C Common Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not intend to pay cash dividends in the foreseeable future. See "Management's Discussion and Analysis - Liquidity and Capital Resources - uses of Cash," page 23.

Quarterly Market Information:
        Class A Common Stock
                         High    Low
1996
First Quarter           $24 1/8  $18 7/8
Second Quarter           23 1/4   19 3/4
Third Quarter            22 3/8   17 5/8
Fourth Quarter           23 1/8   16 5/8
1995
First Quarter           $18      $15 3/4
Second Quarter           20 1/4   14
Third Quarter            21 1/2   19
Fourth Quarter           20 5/8   17 3/4

Transfer Agent and Registrar:
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
201-324-1225
http://www.fctc.com
fctc@em.fcnbd.com
Annual Meeting of Shareholders:
April 17, 1997, 9 a.m.
Cox Corporate Headquarters
1400 Lake Hearn Dr., NE
Atlanta, GA 30319

Form 10-K: Cox Communications' Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available free upon written request to:
Finance Department, Cox Communications, Inc., at the address above.

Company Information: Communications regarding stock transfers, lost certificates or account changes should be directed to the transfer agent, First Chicago Trust Company of New York. For other information, contact one of the following:

Analysts/Institutional Investors: Dallas Clement, Treasurer, 404-843-5677, fax: 404-843-5939

Individual Shareholders: Anthony Surratt, Manager of Communications, 404-843-5124, fax: 404-843-5777

News Media: Ellen East, Director of Communications, 404-843-5854, fax:
404-843-5777

Independent Auditors:
Deloitte & Touche LLP
100 Peachtree St.
Suite 1700
Atlanta, GA 30303-1943
404-220-1500

[COX LOGO APPEARS HERE]

1400 Lake Hearn Drive, NE
Atlanta, Georgia 30319
404-843-5000
http://www.cox.com