Form 10-K405, Exhibit 13
period 1998-12-31
COX COMMUNICATIONS INC /DE/
filed 1999-03-29
CIK 25305

                                                                      EXHIBIT 13

Shareholder Information

Corporate Headquarters
Cox Communications, Inc.
1400 Lake Hearn Drive, NE
Atlanta, GA  30319
(404) 843-6000
www.cox.com

Stock Data

Cox's Class A Common Stock is traded on the New York Stock Exchange. The ticker symbol: COX. Daily newspaper stock table listing: CoxCommA. As of February 17, 1999, there were 4,955 shareholders of record of Cox's Class A Common Stock, two shareholders of record of Cox's Class C Common Stock and two shareholders of Preferred Stock. There is no established trading market for Cox's Class C Common Stock or Preferred Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not intend to pay cash dividends in the foreseeable future. See "Management's Discussion and Analysis Liquidity and Capital Resources Uses of Cash," in Cox's Annual Report on Form 10-K.

Quarterly Market Information


                         Class A Common Stock
                         --------------------
                           High         Low
                         -------      -------
1998
First Quarter            42 5/16       34 3/8
Second Quarter            49 1/2       41 5/8
Third Quarter             56 7/8       41 1/2
Fourth Quarter            70 3/4      47 1/16

1997
First Quarter             23 1/4       19 5/8
Second Quarter            27 7/8       18 1/8
Third Quarter            28 3/16     24 15/16
Fourth Quarter           40 1/16     27 11/16

Transfer Agent and Registrar
First Chicago Trust Company of New York
c/o EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500
(201) 324-1225
www.equiserve.com
e-mail:  fctc@em.fcnbd.com

Annual Meeting of Shareholders
May 13, 1999, 9 a.m.
Cox Corporate Headquarters
1400 Lake Hearn Drive, NE
Atlanta, GA  30319

Form 10-K

Cox Communications' Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available free upon written request to:

Investor Relations Department
Cox Communications, Inc.
1400 Lake Hearn Drive, NE
Atlanta, GA  30319
(404) 843-5000, Ext. 6454

Company Information

Communications regarding stock transfers, lost certificates or account changes should be directed to the transfer agent, First Chicago Trust Company of New York, a division of EquiServe. For other information, contact one of the following:

Analysts/Institutional Investors:
Mark Major, Director of Finance,
(404) 843-5447, fax: (404) 843-5939
mark.major@cox.com

Individual Shareholders:
Anthony Surratt, Director of Public Relations,
(404) 843-5124, fax: (404) 843-5777
anthony.surratt@cox.com

News Media:
Ellen East, Director of Public Affairs,
(404) 843-5281, fax: (404) 843-5777
ellen.east@cox.com

Independent Auditors
Deloitte & Touche LLP
100 Peachtree St., Suite 1700
Atlanta, GA  30303-1943
(404) 220-1500

Cox Communications
1400 Lake Hearn Drive, NE
Atlanta, GA  30319
(404) 843-5000
www.cox.com

(C) 1999 Cox Communications, Inc.  All rights reserved.  Cox, Cox
Communications, the Cox Communications logo, Cox Digital TV, and Cox Digital Telephone are registered trademarks, trademarks, or service marks of Cox Communications, Inc. @Home Network and the @ ball are registered trademarks of @Home Network.