Form 10-K405, Exhibit 13
period 1999-12-31
COX COMMUNICATIONS INC /DE/
filed 2000-03-23
CIK 25305

                                                                     EXHIBIT 13

SHAREHOLDER INFORMATION
Cox Communications, Inc.



Corporate Headquarters
Cox Communications, Inc.
1400 Lake Hearn Dr., NE
Atlanta, GA 30319
404-843-5000
www.cox.com

Stock Data
Cox's Class A Common Stock is traded on the New York Stock Exchange
Ticker symbol: COX
Daily newspaper stock table listing: CoxComm A
As of February 22, 2000, there were 7,285 shareholders of record of Cox's Class A Common Stock, two shareholders of record of Class C Common Stock and two shareholders of record of Preferred Stock. There is no established trading market for Cox's Class C Common Stock or Preferred Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not intend to pay cash dividends in the foreseeable future. See "Management's Discussion and Analysis - Liquidity and Capital Resources - Uses of Cash," in the company's Annual Report on Form 10-K.

Quarterly Market Information
(Prices prior to second quarter 1999 have been adjusted to reflect a two-for-one stock split effective in May 1999.)

                                    Class A Common Stock
                                    --------------------
                                     High          Low
                                    -----         -----
1999
--------------
First Quarter                       41-9/32      32
Second Quarter                      44-7/16      32-25/32
Third Quarter                       42-1/4       34-1/4
Fourth Quarter                      52           38-11/16

1998
--------------
First Quarter                       21-15/32     17-3/16
Second Quarter                      24-3/4       20-13/16
Third Quarter                       28-7/16      20-3/4
Fourth Quarter                      35-3/8       23-17/32

Transfer Agent and Registrar
First Chicago Trust Company of New York
Division of EquiServe
P.O. Box 2500
Jersey City, NJ 07303-2500
800-519-3111
www.equiserve.com
email: fctc@em.fcnbd.com

Annual Meeting of Shareholders
May 16, 2000, 9 a.m.
Cox Corporate Headquarters
1400 Lake Hearn Dr., NE
Atlanta, GA 30319

Form 10-K
Cox Communications' Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available free upon written request to:
Investor Relations Department
Cox Communications, Inc.
1400 Lake Hearn Dr., NE
Atlanta, GA 30319

Company Information
Cox Investor Hotline: 888-COX-NYSE (toll-free)
                     (888-269-6973)

All communications regarding stock transfers, lost certificates or account changes should be directed to the transfer agent, First Chicago Trust Company of New York, a division of EquiServe, 800-519-3111. Shareholders of record may access their accounts via the Internet to obtain share balance, current market price of shares, historical stock prices and the total value of their investment. For information on how to access this secure site, call toll-free 877-843-9327. For Shareholders of record outside North America, call 201-536-8071

For other information, contact one of the following:

Analysts/Investors:
Mark Major, Assistant Treasurer, 404-843-5447, fax: 404-843-5939, mark.major@cox.com
Frank Loomans, Financial Analyst, 404-843-5377, fax: 404-843-5939, frank.loomans@cox.com

News Media:
Amy Cohn, Director of Corporate Communications, 404-843-5769, fax: 404-843-5777, amy.cohn@cox.com

Independent Auditors
Deloitte & Touche LLP
191 Peachtree St., Suite 1500
Atlanta, GA 30303-1924
404-220-1500

Cox Communications

Copyright 2000 Cox Communications, Inc. All rights reserved. Cox, Cox Communications, the Cox Communications logo, Cox Digital Telephone, Cox Digital Cable, Cox Express, Cox Business Services and Now You're Living are registered service marks or service marks of Cox Communications, Inc. @Home Network is a service mark of AtHome.Net. The @ ball is a registered trademark of At Home Corporation. Road Runner is a registered service mark of Time Warner Entertainment Company, L.P.