Form 10-K405, Exhibit 13
period 2001-12-31
COX COMMUNICATIONS INC /DE/
filed 2002-03-26
CIK 25305

EXHIBIT 13

STOCK DATA

        Cox's Class A Common Stock is traded on the New York Stock Exchange. Ticker symbol: COX. Daily newspaper stock table listing: CoxComm A.

        As of February 28, 2002, there were 5,924 shareholders of record of Cox's Class A Common Stock, two shareholders of record of Class C Common Stock and three shareholders of record of Preferred Stock. There is no established trading market for Cox's Class C Common Stock or Preferred Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not intend to pay cash dividends in the foreseeable future. See "Management's Discussion and Analysis—Liquidity and Capital Resources—Other" in the company's Annual Report on Form 10-K.

QUARTERLY MARKET INFORMATION

	Class A Common Stock
	High	Low
2001
First Quarter	$50.25	$39.36
Second Quarter	47.00	39.75
Third Quarter	44.44	36.73
Fourth Quarter	42.66	36.40
2000
First Quarter	$58.38	$41.25
Second Quarter	51.50	37.31
Third Quarter	47.88	31.69
Fourth Quarter	48.00	36.00