Form 10-K, Exhibit 13
period 2002-12-31
COX COMMUNICATIONS INC /DE/
filed 2003-03-31
CIK 25305

                                                                      EXHIBIT 13

Stock Data

Cox's Class A Common Stock is traded on the New York Stock Exchange

Ticker symbol: COX

Daily newspaper stock table listing: CoxComm A

As of February 28, 2003, there were 4,069 shareholders of record of Cox's Class A Common Stock, two shareholders of record of Cox's Class C Common Stock and three shareholders of record of Cox's Preferred Stock. There is no established trading market for Cox's Class C Common Stock or Preferred Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not intend to pay cash dividends in the foreseeable future. See "Management's Discussion and Analysis - Liquidity and Capital Resources - Other," in the company's Annual Report on Form 10-K.

Quarterly Market Information

                                                                 Class A Common Stock
                                                            ------------------------------
                                                             High                     Low
                                                            ------                  ------
2002
First Quarter                                               $42.09                  $31.70
Second Quarter                                               37.59                   24.50
Third Quarter                                                29.19                   18.95
Fourth Quarter                                               32.00                   21.70

2001
First Quarter                                               $50.25                   39.36
Second Quarter                                               47.00                   39.75
Third Quarter                                                44.44                   36.73
Fourth Quarter                                               42.66                   36.40