Form 10-K, Exhibit 13
period 2003-12-31
COX COMMUNICATIONS INC /DE/
filed 2004-02-27
CIK 25305

                                                                      EXHIBIT 13

PORTIONS OF THE 2003 SUMMARY ANNUAL REPORT TO SHAREHOLDERS


STOCK DATA

Cox's Class A Common Stock is traded on the New York Stock Exchange.

Ticker Symbol:  COX

Daily newspaper stock table listing:  CoxComm A

As of January 30, 2004, there were 4,094 shareholders of record of Cox's Class A Common Stock, two shareholders of record of Cox's Class C Common Stock and four shareholders of record of Cox's Preferred Stock. There is no established trading market for Cox's Class C Common Stock or Preferred Stock. There have been no stock dividends paid on any of Cox's equity securities. Cox does not currently intend to pay cash dividends in the foreseeable future.

QUARTERLY MARKET INFORMATION

                                     CLASS A COMMON STOCK
                                     --------------------
                                       HIGH        LOW
                                     --------   ---------
2003
First Quarter                        $ 32.48    $ 25.85
Second Quarter                         34.48      28.53
Third Quarter                          34.90      30.40
Fourth Quarter                         34.99      31.47

2002
First Quarter                        $ 42.09    $ 31.70
Second Quarter                         37.59      24.50
Third Quarter                          29.19      18.95
Fourth Quarter                         32.00      21.70